                                                        Washington, D.C. 20549

                                                               FORM 8-K

                                                            CURRENT REPORT

                                                PURSUANT TO SECTION 13 OR 15(d) OF THE
                                                    SECURITIES EXCHANGE ACT OF 1934

                                                   Date of Report: November 27, 2000
                                                   (Date of earliest event reported)

                                                          LUXTEC CORPORATION
                                        (Exact name of registrant as specified in its charter)

                                                     Commission File No.: 0-14961

                    Massachusetts                                            04-2741310
           (State or Other Jurisdiction of                                (I.R.S. Employer
            Incorporation or Organization                               Identification No.)

                                        99 Hartwell Street, West Boylston, Massachusetts 01583
                                          (Address of principal executive offices) (Zip code)

                                                            (508) 856-9454
                                         (Registrant's telephone number, including area code)
Item 5. Other Events.

        On Tuesday, November 28, 2000, Luxtec Corporation, a Massachusetts corporation (“Luxtec”), announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”), with PrimeSource Surgical, Inc., a Delaware corporation (“PrimeSource”) and Laser Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Luxtec (the “Merger Sub”), pursuant to which the Merger Sub will merge (the “Merger”) with and into PrimeSource and PrimeSource will become a wholly-owned subsidiary of Luxtec. A copy of the press release issued by Luxtec announcing the Merger is filed herewith as Exhibit 99.1 The Merger Agreement, including certain attached exhibits, is filed herewith as Exhibit 2.1.

        The Merger is subject, among other things, to the approval by the stockholders of PrimeSource and satisfaction of customary closing conditions.

        PrimeSource is a specialty surgical sales and marketing company that provides products and services to more than 3,000 hospitals and surgery centers nationwide. PrimeSource has three specialty sales groups in addition to its surgical group. They cover critical care and neonatal intensive care, advanced pain management technologies and sprain and fracture management specialties. PrimeSource, a privately-owned company, is headquartered in Tucson, Arizona.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits. (a) Financial statements of businesses acquired. None. (b) Pro forma financial information. None. (c) Exhibits. The following exhibits are filed herewith: 2.1. Agreement and Plan of Merger dated as of November 27, 2000, by and among Luxtec Corporation, Laser Merger Sub, Inc., and PrimeSource Surgical, Inc., including certain attached exhibits. 99.1. Press Release of Luxtec Corporation, dated as of November 28, 2000, relating to the execution of the Merger Agreement. SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUXTEC CORPORATION _____________________________________________________s/Samuel M. Stein____________________________________________ November 30, 2000 Samuel M. Stein Chief Financial Officer EXHIBIT INDEX Exhibit-- 2.1. Agreement and Plan of Merger dated as of November 27, 2000, by and among Luxtec Corporation, Laser Merger Sub, Inc., and PrimeSource Surgical, Inc., including certain attached exhibits. 99.1. Press Release of Luxtec Corporation, dated as of November 28, 2000, relating to the execution of the Merger Agreement.

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 27, 2000 by and among Luxtec Corporation, a Massachusetts corporation (“Parent”), Laser Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and PrimeSource Surgical, Inc., a Delaware corporation (the “Company”).

RECITALS

        WHEREAS, the Board of Directors of Parent has approved, and deems it advisable and in the best interests of its stockholders to consummate, the merger (the “Merger”) of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein;

        WHEREAS, the Board of Directors of the Company, having carefully considered the long-term prospects and interests of the Company and its stockholders, has approved the transactions contemplated hereby and has resolved to recommend to its stockholders the approval and adoption of this Agreement and the consummation of the transactions contemplated upon the terms and subject to the conditions set forth herein;

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the transactions contemplated hereby in accordance with the provisions of the DGCL and the MBCL; and

        WHEREAS, the parties intend for the transactions contemplated by this Agreement to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

        Section 1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the MBCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent.

        Section 1.2 Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1 herein, the Closing shall take place at 10:00 a.m., Los Angeles, California time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VI of this Agreement, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California, 90071, unless another time, date or place is agreed to in writing by the parties hereto.

        Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in Article VI of this Agreement, the parties hereto shall file the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time specified in the Certificate of Merger which specified time shall be a time on the Closing Date.

        Section 1.4 Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

Section 1.5 Certificate of Incorporation; By-Laws.

        (a) The Certificate of Incorporation of the Surviving Corporation shall be amended in the Merger to read as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that from and after the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation will read in its entirety as follows:

"The name of the corporation is PrimeSource Surgical, Inc." (b)

The By-Laws of the Surviving Corporation shall be amended in the Merger to read as the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time.

Section 1.6 Directors; Officers.

        (a) The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their removal or resignation or until their respective successors are duly elected and qualified, as the case may be.

        (b) The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

ARTICLE II

CONVERSION OF SHARES

        Section 2.1 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock:

        (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, which are Common Stock Dissenting Shares) shall be converted into and exchanged for the right to receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is restricted or not fully vested shall upon such conversion and exchange have the same restrictions or vesting arrangements applicable to such shares prior to the conversion.

        (b) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, which are Series A Dissenting Shares) shall be converted into and exchanged for the right to receive a fraction of a share of Parent Series B Preferred Stock equal to the Preferred Exchange Ratio.

        (c) Each share of Company Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, which are Series B-1 Dissenting Shares) shall be converted into and exchanged for the right to receive a fraction of a share of Parent Series B Preferred Stock equal to the Preferred Exchange Ratio.

        (d) Each share of Company Series B-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, which are Series B-2 Dissenting Shares) shall be converted into and exchanged for the right to receive a fraction of a share of Parent Series B Preferred Stock equal to the Preferred Exchange Ratio.

        (e) Each share of Company Series B-3 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, which are Series B-3 Dissenting Shares) shall be converted into and exchanged for the right to receive a fraction of a share of Parent Series C Preferred Stock equal to the Preferred Exchange Ratio.

        (f) Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, which are Series C Dissenting Shares) shall be converted into and exchanged for the right to receive a fraction of a share of Parent Series C Preferred Stock equal to the Preferred Exchange Ratio.

        (g) Each share of Company Series C-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, which are Series C-2 Dissenting Shares) shall be converted into and exchanged for the right to receive a fraction of a share of Parent Series C Preferred Stock equal to the Preferred Exchange Ratio.

        (h) Each share of Additional Company Stock, if any, issued and outstanding immediately prior to the Effective time (other than shares, if any, which are Additional Dissenting Shares) shall be converted into and exchanged for the right to receive a fraction of a share of Additional Parent Stock equal to the quotient of (i) the Exchange Ratio divided by (ii) the number of shares of Parent Common Stock into which such share of Additional Parent Stock is convertible.

        (i) The Company Stock Option Plan and each Company Option granted thereunder and outstanding immediately prior to the Effective Time shall be assumed by Parent in accordance with Section 5.9 and thereafter each such Company Option shall constitute the right to receive options to purchase such number of shares of Parent Common Stock as shall be determined in accordance with Section 5.9.

        (j) Immediately prior to the Effective Time, all of the Company Warrants shall become warrants to purchase Parent Common Stock pursuant to the terms and conditions of the Company Warrants.

        (k) Immediately prior to the Effective Time, Parent shall designate a number of shares sufficient to consummate the Merger of the following new series of preferred stock: (i) the Parent Series B Preferred Stock in the form and substance as set forth in Exhibit A hereto to be issued to the holders of the Company Junior Preferred Stock pursuant to the Merger, (ii) the Parent Series C Preferred Stock in the form and substance as set forth in Exhibit B hereto to be issued to the holders of the Company Senior Preferred Stock and (iii) subject to Section 5.18 hereof, for any series of Additional Company Stock, a series of Additional Parent Stock with terms substantially similar to such series of Additional Company Stock to be issued to the holders of such series of Additional Company Stock; provided, that the designation of such Additional Parent Stock shall not require the approval of Parent’s stockholders.

        (l) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any common shares of Merger Sub shall evidence ownership of common shares of the Surviving Corporation.

        (m) No fraction of a share of Parent Common Stock will be issued in exchange for Company Common Stock and all such fractional interests will be cancelled for no consideration. Fractional shares of Parent Series B Preferred Stock will be issued in exchange for shares of Company Junior Preferred Stock. Fractional shares of Parent Series C Preferred Stock will be issued in exchange for shares of Company Senior Preferred Stock. Fractional shares of Additional Parent Stock will be issued in exchange for shares of Additional Company Stock, if any.

Section 2.2 Dissenting Shares.

        (a) Notwithstanding any other provision of this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration. Such Company Stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Capital Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without interest, the Merger Consideration upon surrender, in the manner provided in Section 2.3, of the certificate or certificates which immediately prior to the Effective Time represented such shares of Company Capital Stock and the delivery of the other documents required to be delivered pursuant to such Section 2.3.

        (b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

Section 2.3 Surrender of Certificates.

        (a) The Company shall cause to be mailed and made available to each Company Stockholder a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Company), in form and substance reasonably satisfactory to Parent, for use in exchanging Company Certificates for shares of Parent Capital Stock pursuant to the Merger.

        (b) Promptly after the Effective Time, upon receipt of a duly completed letter of transmittal and corresponding Company Certificates, Parent shall deliver the Parent Common Stock, the Parent Series B Preferred Stock, the Parent Series C Preferred Stock and the Additional Parent Stock, as applicable, issued pursuant to the Merger to the Company Stockholders entitled thereto.

        (c) No dividends or other distributions with respect to Parent Capital Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Capital Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Capital Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 2.3(c)) with respect to such shares of Parent Capital Stock.

        (d) If any certificate for shares of Parent Capital Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock, as applicable, in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (e) Notwithstanding anything to the contrary in this Section 2.3, neither the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (f) The provisions of this Section 2.3 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 2.3 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the applicable Merger Consideration.

        Section 2.4 Legends. The shares of Parent Capital Stock issued in the Merger shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

In addition, shares of Parent Capital Stock issued in the Merger subject to Rule 145 under the Securities Act shall bear an appropriate legend.

        Section 2.5 No Further Ownership Rights in Company Capital Stock. All shares of Parent Capital Stock issued upon the surrender for exchange of Company Certificates in accordance with the terms hereof shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

        Section 2.6 Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, the Surviving Corporation shall issue and pay in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Capital Stock; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

Section 2.7 Tax Consequences.

        It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of section 368(a) of the Code. The shares of Parent Capital Stock to be issued in the Merger are being delivered solely in exchange for Company Capital Stock, and no portion thereof is to be allocated for tax purposes to any of the covenants or undertakings of any party hereto.

                        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as set forth below. Where this Agreement calls for a response to be set forth in the Parent Disclosure Letter, such response will be identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section.

        Section 3.1 Due Organization, Good Standing and Corporate Power. Parent and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such Person has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 3.2 Authorization and Validity of Agreement. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized and unanimously approved by their respective Boards of Directors and by Parent as the sole stockholder of Merger Sub and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation of the transactions contemplated hereby. Those members of the Parent Board of Directors not identified in Annex A hereto will submit to Parent their resignations that will become effective at the Effective Time. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding obligation of each of Parent or Merger Sub enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.3 Capitalization.

        (a) The authorized capital stock of Parent consists of 10,500,000 shares, of which (i) 10,000,000 shares are designated as Luxtec Corporation common stock, $0.01 par value per share, and (ii) 500,000 shares are designated as Luxtec Corporation preferred stock, $1.00 par value per share, issuable in series of which 10,000 shares have been designated Parent Series A Preferred Stock. As of the date hereof: (i) 2,885,022 shares of Parent Common Stock were issued and outstanding, (ii) 10,000 shares of Parent Series A Preferred Stock were issued and outstanding, (iii) 560,660 shares of Parent Common Stock were reserved for issuance under Parent’s stock option and stock benefit plans and arrangements and (iv) 888,171 shares of Parent Capital Stock were subject to purchase pursuant to warrant agreements. All issued and outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the immediately preceding sentence, there are no Parent Equity Interests pursuant to which Parent or any of its Subsidiaries have any Issuance Obligations. Except as set forth in Section 3.3(a) of the Parent Disclosure Letter, there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any outstanding securities of Parent Equity Interests. Parent has no authorized or outstanding Voting Debt. There are no restrictions of any kind which prevent or restrict the payment of dividends by Parent with respect to Parent Common Stock and there are no limitations or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

        (b) All of the issued and outstanding shares of capital stock of each of Parent’s Subsidiaries are validly existing, fully paid and non-assessable. No Subsidiary of Parent has outstanding any Voting Debt and there are no obligations of any of Parent’s Subsidiaries to repurchase, redeem or otherwise acquire any of their outstanding securities of any of Parent Equity Interests.

        (c) Except as set forth in Section 3.3(c) of the Parent Disclosure Letter, Parent does not own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity.

        Section 3.4 Consents and Approvals; No Violations. Assuming (a) the applicable requirements of the Securities Act and the Exchange Act are met, (b) the requirements under any applicable state securities or blue sky laws are met, (c) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL are made, and (d) the Company Stockholder Approval, and except as set forth in Section 3.4 of the Parent Disclosure Letter, the execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of Parent’s or Merger Sub’s Articles of Organization or Certificate of Incorporation, respectively, or the comparable governing documents of any of its Subsidiaries; (ii) violate or conflict with any Laws or any Orders of any Governmental Authority applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (iv) result in a violation or breach of, conflict with, result in the creation of a Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, constitute (with or without due notice or lapse of time or both) a default, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or loss of a material benefit under, any of the terms, conditions or provisions of any Contracts to which Parent or any of its Subsidiaries is a party, or by which any of their respective properties or assets are bound, excluding from the foregoing clauses (ii), (iii) and (iv) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 3.5 Parent SEC Filings; Financial Statements; Books and Records.

        (a) Except as set forth in Section 3.5(a) of the Parent Disclosure Letter, Parent has timely filed all Parent SEC filings. The Parent SEC Filings (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act.

        (b) Each of Parent’s Financial Statements (including, in each case, any notes thereto) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and to normal and recurring adjustments) and each present fairly in all material respects the consolidated financial position of Parent as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). The books and records of Parent and each of its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

        (c) The books of account, minute books, stock record books, and other records of Parent and each of its Subsidiaries, all of which have been made available to the Company, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether or not Parent or any particular Subsidiary of Parent is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of Parent and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors, or other similar governing bodies of Parent or any particular Subsidiary of Parent, and no meeting of any such stockholders, Board of Directors, committee, or other similar governing bodies, in each case during Parent’s last three fiscal years, has been held for which minutes have not been prepared and are not contained in such minute books.

        Section 3.6 No Undisclosed Liabilities. Except as and to the extent set forth on the consolidated balance sheet of Parent, as of October 31, 1999, included in Parent’s Form 10-K for the annual period ended October 31, 1999, including the notes thereto, or in Section 3.6 of the Parent Disclosure Letter, neither Parent nor any Subsidiaries of Parent has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred since October 31, 1999 in the ordinary course of business.

        Section 3.7 Absence of Certain Changes. Except as and to the extent set forth in Section 3.7 of the Parent Disclosure Letter, since October 31, 1999 neither Parent nor any of its Subsidiaries has:

(a) suffered any Parent Material Adverse Effect;

        (b) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except items incurred in the ordinary course of business and consistent with past practice;

        (c) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Parent Financial Statements or incurred in the ordinary course of business and consistent with past practice since October 31, 1999;

        (d) permitted or allowed any of their properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any liens, except for liens for current taxes not yet due or liens the incurrence of which would not have a Parent Material Adverse Effect;

(e) cancelled any debts or waived any claims or rights of material value;

        (f) sold, transferred, or otherwise disposed of any of their material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

        (g) granted any increase in the compensation or benefits of any director, officer, employee or consultant of Parent (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable or to become payable to any director, officer, employee or consultant of Parent, including any severance compensation, except in the case of employees other than officers of Parent, for such increases in compensation or benefits made in the ordinary course of business, consistent with past practice;

(h) made any material change in severance policy or practices;

        (i) made any capital expenditure or acquired any property, plant and equipment in an amount in excess of $50,000 other than in the ordinary course of business, consistent with past practice;

        (j) declared, paid or set aside for payment any dividend or other distribution in respect of their respective capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of Parent Capital Stock or other securities of Parent;

        (k) made any change in any method of Tax or financial accounting or accounting practice or made or changed any election for United States federal, state, local or foreign tax purposes, other than as required by GAAP;

        (l) made any material Tax election, settled or compromised any United States federal, state, local or foreign income tax liability, or waived or extended the statutory period of limitations in respect of any such taxes;

        (m) paid, loaned or advanced any amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of their respective officers, directors or stockholders or any affiliate or associate of any of their officers, directors or stockholders except for directors’ fees, and compensation to officers at rates not inconsistent with Parent’s past practice; or

(n) agreed, whether in writing or otherwise, to take any action described in this Section 3.7.

        Section 3.8 Litigation. Other than as set forth in Section 3.8 of the Parent Disclosure Letter, there are no investigations, actions, suits or proceedings pending against Parent or any of its Subsidiaries or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Authority or any arbitrator or arbitration tribunal, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and, to the knowledge of Parent, no development has occurred with respect to any pending or threatened action, suit or proceeding that would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 3.9 Ownership of Properties; Encumbrances.

        (a) Section 3.9(a) of the Parent Disclosure Letter sets forth a complete list of all of Parent Real Property. Parent and each of its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties and assets free and clear of all Liens except for Liens which have not had, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and each of its Subsidiaries are in compliance in all material respects with the terms of all leases of tangible properties to which they are a party and under which they are in occupancy, and all such leases are in full force and effect.

        (b) Parent and each of its Subsidiaries has good title to all the tangible properties and assets that it purports to own including all the properties and assets reflected in the October 31, 1999 balance sheet, and the Parent Intellectual Property, which are covered by Section 3.15, and all of the properties and assets purchased or otherwise acquired by Parent or any of its Subsidiaries since October 31, 1999. All properties and assets reflected in the October 31, 1999 balance sheet are free and clear of all Liens except for Liens which have not had, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. The rights, properties and other assets presently owned, leased or licensed by Parent and each of its Subsidiaries and described elsewhere in this Agreement include all such rights, properties and other assets necessary to permit Parent and each of its Subsidiaries to conduct their respective businesses in all material respects in the same manner as such businesses have been conducted prior to the date hereof. To the knowledge of Parent, the plants and structures and equipment owned or used by Parent and each of its Subsidiaries are structurally sound (in the case of plants and structures) with no known material defects and are in good operating condition and repair (normal wear and tear excepted) and are adequate for the uses to which they are being put. To the knowledge of Parent, none of such plants and structures and none of such equipment, are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

Section 3.10 Compliance with Laws.

        (a) Parent and each of its Subsidiaries is in compliance with all applicable Federal, state, local and foreign statutes, laws, regulations, orders, judgments and decrees except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (b) Parent and each of its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of Parent and its Subsidiaries as now conducted, except where the failure to hold any such Permit would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and each of its Subsidiaries is fully in compliance with each Permit that it holds and there has not occurred any default under any such Permit, except to the extent that such failure to be in compliance or such default would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 3.11 Offering of the Parent Capital Stock. Neither Parent nor any Person authorized or employed by Parent as an agent, broker, dealer or otherwise in connection with the offering or sale of the Parent Capital Stock in connection with the Merger has offered the Parent Capital Stock for sale to, or solicited any offer to buy the Parent Capital Stock, or any such similar security from, or otherwise approached or negotiated with respect thereto with, any Person or Persons, and neither Parent nor any Person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of Parent under circumstances which might require the integration of such security with the Parent Capital Stock being issued in connection with the Merger under the Securities Act or the rules and regulations of the SEC thereunder), in either case so as to subject the offering, issuance or sale of the Parent Capital Stock issued in connection with the Merger to the registration provisions of the Securities Act.

Section 3.12 Parent Employee Benefit Plans.

        (a) Section 3.12(a) of the Parent Disclosure Letter contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Parent or any of its Subsidiaries, or by any trade or business, whether or not incorporated (a “Parent ERISA Affiliate”), that together with Parent or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee, consultant or director of Parent or any Parent Subsidiary, whether formal or informal and whether legally binding or not (the “Parent Plans”).

        (b) With respect to each Parent Plan, Parent has made available to the Company a current, accurate and complete copy thereof (including all amendments thereto) and, to the extent applicable: (i) the most recent IRS determination letter, (ii) the most recent summary plan description, including any summary of material modifications and (iii) for the three most recent years (A) the form 5500 and required schedules, (B) audited financial statements and (C) actuarial valuation reports.

        (c) The Parent Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in accordance with their terms and such laws. Each Parent Plan which is intended to be qualified within the meaning of Section 401 of the Code has received a favorable IRS determination letter as to its qualification, and, to the knowledge of Parent, nothing has occurred that would reasonably be expected to affect such qualification.

        (d) Except as set forth in Section 3.12(d) of the Parent Disclosure Letter, there are no pending, or to the knowledge of Parent, threatened material claims and no pending or, to the knowledge of Parent, threatened material litigation with respect to any Parent Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

        (e) No liability under Title IV of ERISA has been incurred by Parent, any of its Subsidiaries or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or its Subsidiaries or any Parent ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due to the PBGC, which payments have been or will be made when due, that would reasonably be expected to have a Parent Material Adverse Effect. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Parent Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Parent, any of its Subsidiaries or any Parent ERISA Affiliate made, or was required to make, contributions during the past six years.

        (f) No lien has been imposed under section 412(n) of the Code or Section 302(f) of ERISA on the assets of Parent, any of its Subsidiaries or any Parent ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any Parent Plan.

        (g) With respect to any Parent Plan that is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (i) neither Parent, any of its Subsidiaries nor any Parent ERISA Affiliate has, since inception, made or suffered a “complete withdrawal” or a “partial withdrawal,” (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) pursuant to which all liability in respect thereof has not been satisfied, (ii) no event (including the transactions contemplated hereunder) is reasonably expected to occur that presents a material risk of a complete or partial withdrawal, and (iii) neither Parent, any of its Subsidiaries nor any Parent ERISA Affiliate has any contingent material liability under Section 4204 of ERISA.

        (h) None of Parent, any of its Subsidiaries, any Parent ERISA Affiliate, any of the Parent Plans, any trust created thereunder, nor to Parent’s knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Parent, any of its Subsidiaries or any Parent ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

        (i) No amounts payable under any of the Parent Plans or any other contract, agreement or arrangement with respect to which Parent or any of its Subsidiaries may have any liability that could fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

        (j) No Parent Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, consultants or directors of Parent, its Subsidiaries or any Parent ERISA Affiliate after retirement or other termination of service, other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) benefits, the full direct cost of which is borne by the current or former employee, consultant or director (or beneficiary thereof).

Section 3.13 Employment Relations.

        (a) Except as identified in Section 3.13(a) of the Parent Disclosure Letter, (i) there are no written employment or consulting agreements with any employee of Parent or its Subsidiaries that are not terminable with or without cause, without the giving of notice or payment of compensation; (ii) there are no written agreements with any employee of Parent or its Subsidiaries which provide for retention or stay-pay compensation; (iii) there are no other written agreements with any employee of Parent or its Subsidiaries governing the terms or conditions of employment, including severance benefits, termination pay, pay in lieu of notice of termination, redundancy pay, deferred bonuses or any other similar agreements regarding the terms and conditions of employment which entitle any employee of Parent or its Subsidiaries to receive severance upon voluntary termination or which entitle any employee of Parent or its Subsidiaries to receive compensation after or upon termination in excess of $25,000; and (iv) there are no written personnel policies, rules or procedures applicable to any employee of Parent or its Subsidiaries.

        (b) Except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect (i) there are no organizational campaigns, demands or proceedings pending or, to the Parent’s knowledge, threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representatives of any group of employees of Parent or any of its Subsidiaries and (ii) there are no strikes, slowdowns, work stoppages or material labor disputes pending, or, to Parent’s knowledge, threatened involving any site of employment of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract. Section 3.13(b)(iii) of the Parent Disclosure Letter sets forth a true and correct list of the employees employed by Parent or any of its Subsidiaries as of the date hereof.

        (c) Except as set forth in Section 3.13(c) of the Parent Disclosure Letter or in those instances that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, Parent and each of its Subsidiaries is, and has at all times been, in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation. There are no complaints, charges, investigations, lawsuits or other proceedings relating to Parent or any of its Subsidiaries pending in any court or with any agency responsible for the enforcement of Federal, state, local or foreign labor or employment laws regarding breach of any express or implied contract or employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except, in each case, for those matters which, if adversely determined, would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 3.14 Taxes. Except in those instances that would not reasonably be expected to, individually or in the aggregate, result in a Parent Material Adverse Effect:

        (a) Parent and each of its Subsidiaries has timely filed (or has had timely filed on their behalf) or, in the case of Tax Returns that are not yet due, will timely file (or will have timely filed on their behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by them through the Closing Date, and all such Tax Returns were, or in the case of Tax Returns not yet due, will be true, correct, and complete in all material respects when filed.

        (b) Parent and each of its Subsidiaries has paid, or where payment is not yet due, has established an adequate accrual in accordance with GAAP for the payment of, all Taxes for all periods (or portions thereof) ending through the Closing Date.

        (c) There are no Liens for Taxes upon any property or assets of the Parent and its Subsidiaries, except for Liens for Taxes not yet due and for which adequate reserves have been established in accordance with GAAP.

        (d) No Audit is pending or, to the knowledge of Parent, threatened with respect to any Tax Returns filed by, or Taxes due from, Parent or any of its Subsidiaries. There are no outstanding waivers extending the statutory period of limitations for the assessment of Taxes due from Parent or any of its Subsidiaries for any Tax period ending prior to or on the Closing Date which are expected to be outstanding as of the Closing Date.

        (e) The Tax Returns of Parent and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutory period of limitations for the assessment of Taxes for such period has expired), and for any year that a Tax Return was examined, no material adjustments were asserted as a result of such examination which have not been resolved and fully paid. No issue has been raised by any Tax Authority in any Audit of Parent or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a proposed material deficiency for any period not so audited. To the knowledge of Parent, no deficiency or adjustment for any Taxes has been threatened, proposed, asserted, or assessed against Parent or any of its Subsidiaries.

        (f) Neither Parent nor any of its Subsidiaries are bound by or a party to any agreement related to Taxes, including any agreement with any Tax Authority that could affect any post-Closing Tax period.

(g) Neither the Parent nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Parent or its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of any state, local or foreign law), as a transferee or successor, by Contract or otherwise.

        (h) Neither Parent nor any of its Subsidiaries has received notice within the last three years from any Tax Authority in a jurisdiction in which Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

Section 3.15 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

        (a) Parent or its Subsidiaries own, or have a valid right to use, free and clear of all Liens and without material restrictions, all Parent Intellectual Property. Section 3.15(a) of the Parent Disclosure Letter sets forth a complete list of all of the material Parent Intellectual Property and stipulates whether Parent or its Subsidiaries own or otherwise have a valid right to use such Parent Intellectual Property, as the case may be, and whether such Parent Intellectual Property is owned or licensed. Neither Parent nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of Parent’s obligations hereunder will be, in violation of, or forfeit any material rights pursuant to, any Parent Intellectual Property.

        (b) No claims with respect to material Parent Intellectual Property have been asserted or, to the knowledge of Parent, are threatened by any Person nor does Parent or any of its Subsidiaries know of any valid grounds for any bona fide claims against the use by Parent or any of its Subsidiaries of any of the material Parent Intellectual Property, or challenging the ownership, validity, enforceability or effectiveness of any of the material Parent Intellectual Property. All granted and issued patents and all registered trademarks and service marks and all copyrights held by Parent or any of its Subsidiaries that are included in the material Parent Intellectual Property are valid, enforceable and subsisting. To the Parent’s knowledge, there has not been and there is not any unauthorized use, material infringement or misappropriation of any of the Parent Intellectual Property by any third Person, including, without limitation, any employee or former employee.

        (c) Other than any licenses granted to third parties by Parent or any of its Subsidiaries, there are no settlements, forebearances to sue, consents, judgments, orders or similar obligations that restrict the rights of Parent or any of its Subsidiaries to use any Parent Intellectual Property, restrict the operations of Parent or any of its Subsidiaries to accommodate a third party’s intellectual property rights, permit third parties to use any Parent Intellectual Property or restrict the licensing of the Parent Intellectual Property by Parent or any of its Subsidiaries.

        (d) To Parent’s knowledge, the operations of Parent or any of its Subsidiaries as currently conducted do not infringe any intellectual property rights owned or controlled by any third party.

Section 3.16 Environmental Matters.

        (a) Parent is not in violation of any Environmental Laws, where such violation would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or otherwise would require disclosure in any Parent SEC Filing.

        (b) Parent has not received any communication or notice (written or oral), whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws except for those claims, actions, investigations or notices which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or otherwise would not required disclosure in any Parent SEC Filing; there is no pending or threatened claim, action, investigation or notice (written or oral) by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by Parent, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law (collectively, “Environmental Claims”); and there are no past or present circumstances, conditions, or incidents that could reasonably form the basis of any Environmental Claim against Parent or any Person or entity whose liability for any Environment Claim Parent has retained or assumed either contractually or by operation of law, which would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or otherwise would require disclosure in any Parent SEC Filing.

        Section 3.17 State Takeover Statutes. Each of the respective Boards of Directors of Parent and Merger Sub has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, and has taken all appropriate action so that none of the provisions of Section 203 of the DGCL, Sections 110D and 110F of the MBCL, and any other anti-takeover statute of Delaware and Massachusetts or any other state applies to the Merger, this Agreement or the transactions contemplated hereby.

Section 3.18 Voting Requirements; Board Approval; Appraisal Rights.

        (a) The affirmative vote of Parent as the sole stockholder of Merger Sub is the only vote of any class of capital stock of Parent or any of its Subsidiaries necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

        (b) The Board of Directors of Parent has (i) determined that the Merger is advisable and fair to, and in the best interests of Parent and its stockholders, taken as a whole and (ii) approved this Agreement and the transactions contemplated hereby.

(c) The Board of Directors of Merger Sub has approved this Agreement and the transaction contemplated hereby.

        (d) No holder of Parent Capital Stock will have appraisal rights under Section 156B-86 of the MBCL or any other state’s equivalent, as a result of, or in connection with this Agreement, the Merger and the transactions contemplated hereby.

        Section 3.19 Insurance. Section 3.19 of the Parent Disclosure Letter sets forth (a) a true and complete list of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by Parent or any of its Subsidiaries in force on the date hereof, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement since October 31, 1995 and (b) a description of such risks that Parent or any of its Subsidiaries, or the respective Board of Directors or officers thereof, have designated as being self-insured. Parent and each of its Subsidiaries have policies of insurance of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of Parent and each of its Subsidiaries, respectively. All such policies are in full force and effect, all premiums due thereon have been paid by Parent or its Subsidiaries, and are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policies or arrangements threatened, (ii) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (iii) neither Parent nor any of its Subsidiaries has received any notice from any of their insurance carriers that any insurance premiums will be increased in the future in any material respect or that any insurance coverage presently provided for will not be available to Parent or its Subsidiaries in the future on substantially the same material terms as now in effect and (iv) except for workers compensation policies, none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting. A true and complete list of all outstanding insurance claims in excess of $5,000 made by or with respect to any employee of Parent or any of its Subsidiaries is set forth in Section 3.19 of the Parent Disclosure Letter.

        Section 3.20 Transactions with Affiliates. Since October 31, 1999, except as set forth in Section 3.20 of the Parent Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between Parent or its Subsidiaries, on the one hand, and Parent’s Affiliates (other than wholly-owned Subsidiaries of Parent) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.21 Contracts. (a) Section 3.21(a) of the Parent Disclosure Letter sets forth all material contracts of Parent and its Subsidiaries.

        (b) Except as set forth in Section 3.21(b) of the Parent Disclosure Letter, there are no purchase contracts or commitments under which Parent or any of its Subsidiaries is required to pay in excess of $50,000 which continue for a period of more than 12 months or is in excess of the normal, ordinary, and usual requirements of business or at any excessive price.

        (c) Except as set forth in Section 3.21(c) of the Parent Disclosure Letter, there are no outstanding sales contracts, commitments, or proposals of Parent or any of its Subsidiaries that call for the payment or receipt of more than $50,000 in a fiscal quarter which continue for a period of more than 12 months or which Parent believes will result in any loss in excess of $10,000 to Parent and its Subsidiaries, taken as a whole upon completion or performance thereof.

        (d) Except as set forth in Section 3.21(d) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, or dealers that are not cancellable by it on notice of not longer than 30 days and without liability, penalty, or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

        (e) Except as set forth in Section 3.21(e) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is in default, nor, to the best knowledge of Parent, is there any basis for any valid claim of default, with the passage of time or otherwise, under any material contract made or obligation owed by it.

        (f) Neither Parent nor any of its Subsidiaries is restricted by contract from carrying on its business anywhere in the world where such restrictions, individually or in the aggregate, are material to Parent or any Subsidiary.

        (g) Other than pursuant to Parent’s standard return policy which Parent has provided to the Company, neither Parent nor any of its Subsidiaries is under any material liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers.

        (h) Except as set forth in Section 3.21(h) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any obligation for borrowed money, including guarantees of or agreements to acquire any such obligation of others.

        (i) Except as set forth in Section 3.21(i) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any outstanding loan to any Person other than to Parent or its Subsidiaries.

        (j) Neither Parent nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent, or otherwise), as guarantor, surety, co-signer, endorser, co-maker or indemnitor in respect of the obligation of any Person.

        (k) None of the officers, directors or, to the best knowledge of Parent, stockholders of Parent has any interest in any property, real or personal, tangible or intangible, including, without limitation, the Parent Intellectual Property, that is material to the conduct of the business of the Parent and its Subsidiaries taken as a whole.

        Section 3.22 Disclosure. No representation or warranty by Parent contained in (i) this Agreement, (ii) the Parent Financial Statements, (iii) the Parent Disclosure Letter or (iv) any certificate furnished by Parent to the Company or any of its representatives pursuant to the provisions hereof, contains any untrue statement of material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. With respect to the provisions of this Article III that are limited to knowledge of Parent, Parent has conducted a reasonable investigation of the matters referred to therein.

        Section 3.23 Broker’s or Finder’s Fee. Except as set forth in Section 3.23 of the Parent Disclosure Letter, no agent, broker, Person or firm acting on behalf of Parent is, or will be, entitled to any investment banking or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

        Section 3.24 Customers and Suppliers. Section 3.24 of the Parent Disclosure Letter sets forth, on a consolidated basis for the 12-month period preceding the date hereof, (a) a list of Parent’s top ten customers by sales and (b) a list of Parent’s top ten suppliers or service providers by cost of goods or services purchased, and any other suppliers of goods or services the termination of Parent’s relationship with whom, to the knowledge of Parent, would cause a material interruption in Parent’s operations.

Section 3.25 Ownership of Merger Sub; No Prior Activities. (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

        (b) All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

        (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

        Section 3.26 HSR Act. Parent is not subject to the HSR Act in connection with the Merger and the transactions contemplated hereby because Parent does not have assets or annual net sales of $100,000,000 or more.

        Section 3.27 Accounts Receivable. All accounts receivable of Parent that are reflected on the July 31, 2000 balance sheet or on the accounting records of Parent as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice. Unless paid prior to the Closing Date, to the knowledge of Parent, such accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the July 31, 2000 balance sheet or, other than intercompany receivables, on the accounting records of Parent as of the Closing Date (which reserves are calculated consistent with past practice.

        Section 3.28 Inventory. Except as set forth in Section 3.28 of the Parent Disclosure Letter, all inventory of Parent and its Subsidiaries, whether or not reflected in the July 31, 2000 balance sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality, all of which have been reserved for, written off or written down in the July 31, 2000 balance sheet or on the accounting records of the Parent and its Subsidiaries as of the Closing Date, as the case may be, consistent with past practices. To the knowledge of Parent, the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Parent and its Subsidiaries.

        Section 3.29 Certain Payments. Since October 31, 1999, neither Parent or any of its Subsidiaries nor any director, officer, agent, or employee of Parent or its Subsidiaries, or any other Person associated with or acting for or on behalf of Parent or its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Parent or any of its Subsidiaries or any Affiliate of Parent or any of its Subsidiaries, or (iv) in violation of any Law, (b) established or maintained any fund or asset that has not been recorded in the books and records of Parent or any of its Subsidiaries.

        Section 3.30 Redemption of the Parent Series A Preferred Stock. The redemption of the Parent Series A Preferred Stock as contemplated herein will not violate any Law of the Commonwealth of Massachusetts.

        Section 3.31 Retirement of Parent Credit Agreements. The retirement of the Parent Credit Agreements prior to the Effective Time would not violate any terms of the Parent Credit Agreements.

                             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub as set forth below. Where this Agreement calls for a response to be set forth in the Company Disclosure Letter, such response will be identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section.

        Section 4.1 Due Organization, Good Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.2 Authorization and Validity of Agreement. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized and unanimously approved by the Board of Directors of the Company and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, other than obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 4.3 Capitalization.

        (a) The authorized capital stock of the Company consists of 50,000,000 shares of which (i) 30,000,000 shares are designated Company Common Stock, (ii) 20,000,000 shares are designated Company preferred stock issuable in series of which (A) 800,000 shares have been designated Company Series A Preferred Stock, (B) 480,000 shares have been designated Company Series B-1 Preferred Stock, (C) 1,500,000 shares have been designated Company Series B-2 Preferred Stock, (D) 571,430 shares have been designated Company Series B-3 Preferred Stock, (E) 10,000,000 shares have been designated Company Series C Preferred Stock, and (F) 4,000,000 shares have been designated Company Series C-2 Preferred Stock. As of the date hereof: (i) 3,862,242 shares of Company Common Stock were issued and outstanding, (ii) 1,806,356 shares of Company Common Stock were reserved for issuance under the Company’s stock option and stock benefit plans and arrangements, (iii) 776,811 shares of Company Capital Stock were subject to purchase pursuant to warrant agreements, (iv) 544,818 shares of Company Series A Preferred Stock were issued and outstanding, (v) 320,001 shares of Company Series B-1 Preferred Stock were issued and outstanding, (vi) 710,375 shares of Company Series B-2 Preferred Stock were issued and outstanding, (vii) 530,321 shares of Company Series B-3 Preferred Stock were issued and outstanding, (viii) 8,920,000 shares of Company Series C Preferred Stock were issued and outstanding and (ix) 2,135,000 shares of Company Series C-2 Preferred Stock were issued and outstanding. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. Section 4.3(a) of the Company Disclosure Letter sets forth a list of all the Company Stockholders indicating for each (i) the number of shares of Company Capital Stock owned by such stockholder, (ii) the address of such stockholder and (iii) whether or not such stockholder has represented itself to be an Accredited Investor. Except as set forth in the immediately preceding sentence, there are no Company Equity Interests pursuant to which the Company or any of its Subsidiaries have any Issuance Obligations. Except as set forth in Section 4.3(a) of the Company Disclosure Letter, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding securities of Company Equity Interests. The Company has no authorized or outstanding Voting Debt. Except as set forth in Section 4.3(a) of the Company Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends by the Company with respect to Company Common Stock and there are no limitations or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

        (b) All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries is validly existing, fully paid and non-assessable. No Subsidiary of the Company has outstanding Voting Debt and no Subsidiary of the Company is bound by, obligated under, or party to an Issuance Obligation with respect to any security of the Company or any Subsidiary of the Company and none of the Company’s Subsidiaries are obligated to repurchase, redeem or otherwise acquire any outstanding securities of any of the Company’s Subsidiaries or any capital stock of, or other ownership interests in, any of the Company’s Subsidiaries.

        (c) Except as set forth in Section 4.3(c) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity.

        Section 4.4 Consents and Approvals; No Violations. Assuming (a) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, are made, (b) the Company Stockholder Approval and (c) the consent of Citizens Bank of Massachusetts pursuant to the Company Credit Agreement, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the Company’s Certificate of Incorporation or the Company’s By-Laws or the comparable governing documents of any of its Subsidiaries; (ii) violate or conflict with any Laws or Orders of any Governmental Authority applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contracts to which the Company or any of its Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound, excluding from the foregoing clauses (ii), (iii) and (iv) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.5 Financial Statements; Books and Records.

        (a) Each of the Company Financial Statements (including, in each case, any notes thereto) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

        (b) The books of account, minute books, stock record books, and other records of the Company and each of its Subsidiaries, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, regardless of whether or not the Company or any particular Subsidiary is subject to that Section, including the maintenance of an adequate system of internal controls. The minute books of the Company and each of the Company’s Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors, or other similar governing bodies of the Company or any particular Subsidiary of the Company, and no meeting of any such stockholders, Board of Directors, committee, or other similar governing bodies, in each case during the Company’s last three fiscal years, has been held for which minutes have not been prepared and are not contained in such minute books.

        Section 4.6 No Undisclosed Liabilities. Except as and to the extent set forth on the consolidated balance sheet of the Company as of June 30, 2000 provided to Parent, including the notes thereto, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred since June 30, 2000 in the ordinary course of business.

        Section 4.7 Absence of Certain Changes. Except as and to the extent set forth in Section 4.7 of the Company Disclosure Letter, from June 30, 2000 neither the Company nor any of its Subsidiaries has:

(a) suffered any Company Material Adverse Effect;

        (b) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except items incurred in the ordinary course of business and consistent with past practice;

        (c) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice since June 30, 2000;

        (d) permitted or allowed any of their properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any liens, except for liens for current taxes not yet due or liens the incurrence of which would not have a Company Material Adverse Effect;

(e) cancelled any debts or waived any claims or rights of material value;

        (f) sold, transferred, or otherwise disposed of any of their material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

        (g) granted any increase in the compensation or benefits of any director, officer, employee or consultant of the Company (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company, including any severance compensation, except in the case of employees other than officers of the Company, for such increases in compensation or benefits made in the ordinary course of business, consistent with past practice;

(h) made any material change in severance policy or practices;

        (i) made any capital expenditure or acquired any property, plant and equipment in an amount in excess of $50,000 other than in the ordinary course of business, consistent with past practice;

        (j) declared, paid or set aside for payment any dividend or other distribution in respect of their respective capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of Company Capital Stock or other securities of the Company;

        (k) made any change in any method of Tax or financial accounting or accounting practice or made or changed any election for United States federal, state, local or foreign tax purposes, other than as required by GAAP;

        (l) made any material Tax election, settled or compromised any United States federal, state, local or foreign income tax liability, or waived or extended the statutory period of limitations in respect of any such taxes;

        (m) paid, loaned or advanced any amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of their respective officers, directors or stockholders or any affiliate or associate of any of their officers, directors or stockholders except for directors’ fees, and compensation to officers at rates not inconsistent with the Company’s past practice; or

(n) agreed, whether in writing or otherwise, to take any action described in this Section 4.7.

        Section 4.8 Litigation. Except set forth in Section 4.8 of the Company Disclosure Letter, there are no investigations, actions, suits or proceedings pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Authority or any arbitrator or arbitration tribunal, that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and, to the knowledge of the Company, no development has occurred with respect to any pending or threatened action, suit or proceeding that would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.9 Ownership of Properties; Encumbrances.

        (a) Section 4.9(a) of the Company Disclosure Letter sets forth a complete list of all of Company Real Property. The Company and each of its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties and assets free and clear of all Liens except for Liens which have not had, and could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all leases of tangible properties to which they are a party and under which they are in occupancy, and all such leases are in full force and effect.

        (b) The Company and each of its Subsidiaries has good title to all the tangible properties and assets that it purports to own including all the properties and assets reflected in the June 30, 2000 balance sheet, and the Company Intellectual Property, which are covered by Section 4.13, and all of the properties and assets purchased or otherwise acquired by the Company or any of its Subsidiaries since June 30, 2000. Except as set forth in Section 4.9(b) of the Company Disclosure Letter, all properties and assets reflected in the June 30, 2000 balance sheet are free and clear of all Liens except for Liens which have not had, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The rights, properties and other assets presently owned, leased or licensed by the Company and each of its Subsidiaries and described elsewhere in this Agreement include all such rights, properties and other assets necessary to permit the Company and each of its Subsidiaries to conduct their respective businesses in all material respects in the same manner as such businesses have been conducted prior to the date hereof. To the knowledge of the Company, the plants and structures and equipment owned or used by the Company and each of its Subsidiaries are structurally sound (in the case of plants and structures) with no known material defects and are in good operating condition and repair (normal wear and tear excepted) and are adequate for the uses to which they are being put. To the knowledge of the Company, none of such plants and structures and none of such equipment, are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

Section 4.10 Company Employee Benefit Plans.

        (a) Section 4.10(a) of the Company Disclosure Letter contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (a “Company ERISA Affiliate”), that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee, consultant or director of the Company or any Company Subsidiary, whether formal or informal and whether legally binding or not (the “Company Plans”).

        (b) With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (including all amendments thereto) and, to the extent applicable: (i) the most recent IRS determination letter, (ii) the most recent summary plan description, including any summary of material modifications and (iii) for the three most recent years (A) the form 5500 and required schedules, (B) audited financial statements and (C) actuarial valuation reports.

        (c) Except as set forth in Section 4.10(c) of the Company Disclosure Letter, the Company Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in accordance with their terms and such laws. Each Company Plan which is intended to be qualified within the meaning of Section 401 of the Code has received a favorable IRS determination letter as to its qualification, and, to the knowledge of Company, nothing has occurred that would reasonably be expected to affect such qualification.

        (d) There are no pending, or to the knowledge of the Company, threatened claims and no pending or, to the knowledge of the Company, threatened litigation with respect to any Company Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

        (e) No liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or its Subsidiaries or any Company ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due to the PBGC, which payments have been or will be made when due, that would reasonably be expected to have a Company Material Adverse Effect. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Company Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, any of its Subsidiaries or any Company ERISA Affiliate made, or was required to make, contributions during the past six years.

        (f) No lien has been imposed under section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company, any of its Subsidiaries or any Company ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any Company Plan.

        (g) With respect to any Company Plan that is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (i) neither the Company, any of its Subsidiaries nor any Company ERISA Affiliate has, since inception, made or suffered a “complete withdrawal” or a “partial withdrawal,” (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) pursuant to which all liability in respect thereof has not been satisfied, (ii) no event (including the transactions contemplated hereunder) is reasonably expected to occur that presents a material risk of a complete or partial withdrawal, and (iii) neither the Company, any of its Subsidiaries nor any Company ERISA Affiliate has any contingent material liability under Section 4204 of ERISA.

        (h) None of the Company, any of its Subsidiaries, any Company ERISA Affiliate, any of the Company Plans, any trust created thereunder, nor to the Company’s knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any Company ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

        (i) No amounts payable under any of the Company Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability that could fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

        (j) No Company Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, consultants or directors of Company, its Subsidiaries or any Company ERISA Affiliate after retirement or other termination of service, other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) benefits, the full direct cost of which is borne by the current or former employee, consultant or director (or beneficiary thereof).

        (k) Section 4.10(k) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all holders of outstanding options under the Company Plan, including the number of shares of Company Common Stock subject to each such options, the exercise or vesting schedule, the exercise price per share and the term of each such option.

Section 4.11 Employment Relations.

        (a) Except as identified in Section 4.11(a) of the Company Disclosure Letter, (i) there are no written employment or consulting agreements with any employee of the Company or its Subsidiaries that are not terminable with or without cause, without the giving of notice or payment of compensation; (ii) there are no written agreements with any employee of the Company or its Subsidiaries which provide for retention or stay-pay compensation; (iii) there are no other written agreements with any employee of the Company or its Subsidiaries governing the terms or conditions of employment, including severance benefits, termination pay, pay in lieu of notice of termination, redundancy pay, deferred bonuses or any other similar agreements regarding the terms and conditions of employment which entitle any employee of the Company or its Subsidiaries to receive severance upon voluntary termination or which entitle any employee of the Company or its Subsidiaries to receive compensation after or upon termination in excess of $25,000; and (iv) there are no written personnel policies, rules or procedures applicable to any employee of the Company or its Subsidiaries.

        (b) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (i) there are no organizational campaigns, demands or proceedings pending or, to the Company’s knowledge, threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representatives of any group of employees of the Company or any of its Subsidiaries and (ii) there are no strikes, slowdowns, work stoppages or material labor disputes pending, or, to the Company’s knowledge, threatened involving any site of employment of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract. Section 4.11(b)(iii) of the Company Disclosure Letter sets forth a true and correct list of the employees employed by the Company or any of its Subsidiaries as of the date hereof.

        (c) Except as set forth in Section 4.11(c) of the Company Disclosure Letter or in those instances that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, Company and each of its Subsidiaries is, and has at all times been, in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation. There are no complaints, charges, investigations, lawsuits or other proceedings relating to the Company or any of its Subsidiaries pending in any court or with any agency responsible for the enforcement of Federal, state, local or foreign labor or employment laws regarding breach of any express or implied contract or employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except, in each case, for those matters which, if adversely determined, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.12 Taxes. Except in those instances that would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect:

        (a) The Company and each of its Subsidiaries has timely filed (or has had timely filed on their behalf) or, in the case of Tax Returns that are not yet due, will timely file (or will have timely filed on their behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by them through the Closing Date, and all such Tax Returns were, or in the case of Tax Returns not yet due, will be true, correct, and complete in all material respects when filed.

        (b) The Company and each of its Subsidiaries has paid, or where payment is not yet due, has established an adequate accrual in accordance with GAAP for the payment of, all Taxes for all periods (or portions thereof) ending through the Closing Date.

        (c) There are no Liens for Taxes upon any property or assets of the Company and its Subsidiaries, except for Liens for Taxes not yet due and for which adequate reserves have been established in accordance with GAAP.

        (d) No Audit is pending or, to the knowledge of the Company, threatened with respect to any Tax Returns filed by, or Taxes due from, the Company or any of its Subsidiaries. There are no outstanding waivers extending the statutory period of limitations for the assessment of Taxes due from the Company or any of its Subsidiaries for any Tax period ending prior to or on the Closing Date which are expected to be outstanding as of the Closing Date.

        (e) The Tax Returns of the Company and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutory period of limitations for the assessment of Taxes for such period has expired), and for any year that a Tax Return was examined, no material adjustments were asserted as a result of such examination which have not been resolved and fully paid. No issue has been raised by any Tax Authority in any Audit of the Company or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a proposed material deficiency for any period not so audited. To the knowledge of the Company, no deficiency or adjustment for any Taxes has been threatened, proposed, asserted, or assessed against the Company or any of its Subsidiaries.

        (f) Neither the Company nor any of its Subsidiaries are bound by or a party to any agreement related to Taxes, including any agreement with any Tax Authority that could affect any post-Closing Tax period.

(g) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of any state, local or foreign law), as a transferee or successor, by Contract or otherwise.

        (h) Neither the Company nor any of its Subsidiaries has received notice within the last three years from any Tax Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

Section 4.13 Intellectual Property. Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

        (a) Except as set forth in Section 4.13(a) of the Company Disclosure Letter, the Company or its Subsidiaries own, or have a valid right to use, free and clear of all Liens and without material restrictions, all Company Intellectual Property. Section 4.13(a) of the Company Disclosure Letter sets forth a complete list of all of the material Company Intellectual Property and stipulates whether the Company or its Subsidiaries own or otherwise have a valid right to use such Company Intellectual Property, as the case may be, and whether such Company Intellectual Property is owned or licensed. Neither the Company nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of the Company’s obligations hereunder will be, in violation of, or forfeit any material rights pursuant to, any Company Intellectual Property.

        (b) No claims with respect to material Company Intellectual Property have been asserted or, to the knowledge of the Company, are threatened by any Person nor does the Company or any of its Subsidiaries know of any valid grounds for any bona fide claims against the use by the Company or any of its Subsidiaries of any of the material Company Intellectual Property, or challenging the ownership, validity, enforceability or effectiveness of any of the material Company Intellectual Property. All granted and issued patents and all registered trademarks and service marks and all copyrights held by the Company or any of its Subsidiaries that are included in the material Company Intellectual Property are valid, enforceable and subsisting. To the Company’s knowledge, there has not been and there is not any unauthorized use, material infringement or misappropriation of any of the Company Intellectual Property by any third Person, including, without limitation, any employee or former employee.

        (c) Other than any licenses granted to third parties by the Company or any of its Subsidiaries, there are no settlements, forebearances to sue, consents, judgments, orders or similar obligations that restrict the rights of the Company or any of its Subsidiaries to use any Company Intellectual Property, restrict the operations of the Company or any of its Subsidiaries to accommodate a third party’s intellectual property rights, permit third parties to use any Company Intellectual Property or restrict the licensing of the Company Intellectual Property by the Company or any of its Subsidiaries.

        (d) To the Company’s knowledge, the operations of the Company or any of its Subsidiaries as currently conducted do not infringe any intellectual property rights owned or controlled by any third party.

Section 4.14 Environmental Matters.

        (a) The Company is not in violation of any Environmental Laws, where such violation would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

        (b) The Company has not received any communication or notice (written or oral), whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws except for those claims, actions, investigations or notices which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; there is no pending or threatened claim, action, investigation or notice (written or oral) by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to any Environmental Claims; and there are no past or present circumstances, conditions, or incidents that could reasonably form the basis of any Environmental Claim against the Company or any Person or entity whose liability for any Environment Claim the Company has retained or assumed either contractually or by operation of law, which would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 4.15 State Takeover Statutes. The Board of Directors of the Company has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, and has taken all appropriate action so that neither the provisions of Section 203 of the DGCL nor any other anti-takeover statute of Delaware or any other state applies to the Merger, this Agreement or the transactions contemplated hereby.

Section 4.16 Voting Requirements; Board Approval.

        (a) The affirmative vote of (i) the holders of at least a majority of the votes entitled to be cast by the holders of the Company Capital Stock (voting together as a single class, with each share of Company Capital Stock having one vote); (ii) the holders of at least a majority of the outstanding shares of Company Series A Preferred Stock (voting as a separate class with each share of Company Series A Preferred Stock having one vote); (iii) the holders of at least a majority of the outstanding shares of Company Series B-1 Preferred Stock (voting as a separate class with each share of Company Series B-1 Preferred Stock having one vote); (iv) the holders of at least a majority of the outstanding shares of Company Series B-2 Preferred Stock (voting as a separate class with each share of Company Series B-2 Preferred Stock having one vote); (v) the holders of at least a majority of the outstanding shares of Company Series B-3 Preferred Stock (voting as a separate class with each share of Company Series B-3 Preferred Stock having one vote); (vi) the holders of at least a majority of the outstanding shares of Company Series C Preferred Stock (voting as a separate class with each share of Company Series C Preferred Stock having one vote) and (vii) the holders of all of the outstanding shares of the Company Series C-2 Preferred Stock (voting as a separate class with each share of Company Series C-2 Preferred Stock having one vote) are the only votes of any class or series of the Company’s capital stock necessary to approve this Agreement, the Mergers and the transactions contemplated hereby (the “Company Stockholder Approval”).

        (b) The Board of Directors of the Company has, as of the date of this Agreement, (i) determined that the Merger is advisable and fair to, and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement, the Merger, and the transactions contemplated hereby.

        Section 4.17 Insurance. Section 4.17 of the Company Disclosure Letter sets forth (a) a true and complete list of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by the Company or any of its Subsidiaries in force on the date hereof, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement since May 29, 1996 and (b) a description of such risks that the Company or any of its Subsidiaries, or the respective Board of Directors or officers thereof, have designated as being self-insured. The Company and each of its Subsidiaries have policies of insurance of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company and each of its Subsidiaries, respectively. All such policies are in full force and effect, all premiums due thereon have been paid by the Company or its Subsidiaries, and are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policies or arrangements threatened, (ii) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (iii) neither the Company nor any of its Subsidiaries has received any notice from any of their insurance carriers that any insurance premiums will be increased in the future in any material respect or that any insurance coverage presently provided for will not be available to the Company or its Subsidiaries in the future on substantially the same material terms as now in effect and (iv) except for workers compensation policies, none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting. A true and complete list of all outstanding insurance claims in excess of $5,000 made by or with respect to any employee of the Company or any of its Subsidiaries is set forth in Section 4.17 of the Company Disclosure Letter.

Section 4.18 Compliance with Laws.

        (a) The Company and each of its Subsidiaries is in compliance with all applicable Federal, state, local and foreign statutes, laws, regulations, orders, judgments and decrees except where the failure to so comply would not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

        (b) The Company and each of its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the Company and its Subsidiaries as now conducted, except where the failure to hold any such Permit would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 4.19 Transactions with Affiliates. Since June 30, 2000, except as set forth in Section 4.19 of the Company Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of Parent) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.20 Contracts. (a) Section 4.20(a) of the Company Disclosure Letter sets forth all material contracts of the Company and its Subsidiaries.

        (b) Except as set forth in Section 4.20(b) of the Company Disclosure Letter, there are no purchase contracts or commitments under which the Company or any of its Subsidiaries is required to pay in excess of $50,000 which continue for a period of more than 12 months or is in excess of the normal, ordinary, and usual requirements of business or at any excessive price.

        (c) There are no outstanding sales contracts, commitments, or proposals of the Company or any of its Subsidiaries that call for the payment or receipt of more than $50,000 in a fiscal quarter which continue for a period of more than 12 months or which the Company believes will result in any loss in excess of $10,000 to the Company and its Subsidiaries, taken as a whole upon completion or performance thereof.

        (d) Except as set forth in Section 4.20(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, or dealers that are not cancellable by it on notice of not longer than 30 days and without liability, penalty, or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

        (e) Neither the Company nor any of its Subsidiaries is in default, nor, to the best knowledge of the Company, is there any basis for any valid claim of default, with the passage of time or otherwise, under any material contract made or obligation owed by it.

(f) Neither the Company nor any of its Subsidiaries is restricted by contract from carrying on its business anywhere in the world.

        (g) Neither the Company nor any of its Subsidiaries is under any material liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers.

        (h) Except as set forth in Section 4.20(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligation for borrowed money, including guarantees of or agreements to acquire any such obligation of others.

        (i) Except as set forth in Section 4.20(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any outstanding loan to any Person other than to the Company or its Subsidiaries.

        (j) Neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent, or otherwise), as guarantor, surety, co-signer, endorser, co-maker or indemnitor in respect of the obligation of any Person.

        (k) None of the officers, directors or, to the best knowledge of the Company, stockholders of the Company has any interest in any property, real or personal, tangible or intangible, including, without limitation the Company Intellectual Property, that is material to the conduct of the business of the Company and its Subsidiaries taken as a whole.

        Section 4.21 Disclosure. No representation or warranty by the Company contained in (i) this Agreement, (ii) the Company Financial Statements, (iii) the Company Disclosure Letter or (iv) any certificate furnished by the Company to Parent or any of its representatives pursuant to the provisions hereof, contains any untrue statement of material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. With respect to the provisions of this Article IV that are limited to knowledge of the Company, the Company has conducted a reasonable investigation of the matters referred to therein.

        Section 4.22 Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any investment banking or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

        Section 4.23 Customers and Suppliers. Section 4.23 of the Company Disclosure Letter sets forth, on a consolidated basis for the 12-month period preceding the date hereof, (a) a list of the Company’s top ten customers by sales and (b) a list of the Company’s top ten suppliers or service providers by cost of goods or services purchased, and any other suppliers of goods or services the termination of the Company’s relationship with whom, to the knowledge of the Company, would cause a material interruption in the Company’s operations.

        Section 4.24 HSR Act. The Company is not subject to the HSR Act in connection with the Merger and the transactions contemplated hereby because the Company does not have assets or annual net sales of $100,000,000 or more.

        Section 4.25 Company Stockholders. The Company has made available to Parent true and correct copies of all investment representation letters received by the Company from the Company Stockholders.

        Section 4.26 Accounts Receivable. All accounts receivable of the Company that are reflected on the June 30, 2000 balance sheet or on the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice. Unless paid prior to the Closing Date, to the knowledge of the Company, such accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the June 30, 2000 balance sheet or, other than intercompany receivables, on the accounting records of the Company as of the Closing Date (which reserves are calculated consistent with past practice.

        Section 4.27 Inventory. All inventory of the Company and its Subsidiaries, whether or not reflected in the June 30, 2000 balance sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality, all of which have been reserved for, written off or written down in the June 30, 2000 balance sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date, as the case may be, consistent with past practices. To the knowledge of the Company, the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries.

        Section 4.28 Certain Payments. Since June 30, 2000, neither the Company or any of its Subsidiaries nor any director, officer, agent, or employee of the Company or its Subsidiaries, or any other Person associated with or acting for or on behalf of the Company or its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries or any Affiliate of the Company or any of its Subsidiaries, or (iv) in violation of any Law, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its Subsidiaries.

                                               COVENANTS

         Section 5.1       No Solicitation of Competing Transaction.
Until the earlier of the Effective Time or the termination of this Agreement, Parent and the officers, directors, employees or other agents of Parent will not, directly or indirectly, take any action to solicit, initiate or encourage any Takeover Proposal. Upon execution of this Agreement, Parent will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Parent will promptly notify the Company after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Parent or for access to the properties, books or records of Parent by any person that has advised Parent that it may be considering making, or that has made, a Takeover Proposal and will keep the Company timely informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide the Company with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. Parent will promptly provide to the Company any non-public information concerning Parent provided to any other party which was not previously provided to the Company. Neither the Board of Directors of Parent nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Board of Directors of Parent or any such committee of this Agreement or the Merger, or (ii) approve or recommend or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of Parent from (A) furnishing information to, or engaging in discussions or negotiations with any person or entity in response to an unsolicited bona fide written Takeover Proposal; or (B) recommending such an unsolicited bona fide written Takeover Proposal to the stockholders of Parent or entering into an agreement with respect to a Takeover Proposal, if (i) the Parent Board concludes that such Takeover Proposal would constitute a Superior Proposal, and (ii) the Board of Directors of Parent determines in good faith and based upon the advice of outside legal counsel that the failure to take such action would result in a breach by the Board of Directors of Parent of its fiduciary duties to the Parent stockholders, and (iii) prior to furnishing such information to such person or entity, Parent provides written notice to the Company that Parent is furnishing information to, or entering into discussions or negotiations with, such person or entity. Section 5.2 Stockholder Approval. The Company shall take all corporate action necessary, in accordance with the DGCL and the Company Certificate of Incorporation and By-Laws, to cause its stockholders to consider and act upon this Agreement and the Merger. In addition, the Company shall use reasonable efforts to obtain investment representation letters from those Company Stockholders that have previously represented that they are Accredited Investors. Section 5.3 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, until the Effective Time, or the date this Agreement is terminated or abandoned pursuant to Article VII hereof, neither party hereto nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without prior approval of the other party, except as may be required by law, which approval shall not be unreasonably withheld or delayed. Section 5.4 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence (or non-occurrence) of any event of which the Company or Parent, respectively, has knowledge, the occurrence (or non-occurrence) of which would be likely to cause any representation or warranty contained in this Agreement of the Company or the Parent, as applicable, to be untrue or inaccurate (if such representation or warranty is qualified by materiality) or untrue or inaccurate in any material respect (if not so qualified) and of the occurrence of any failure of either party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that delivery of any notice pursuant to this Section 5.4 (i) shall not limit or otherwise affect the remedies available to either party hereunder, (ii) shall not constitute an admission by the party delivering such notice that any such representation or warranty has been breached and (iii) shall not have an effect in determining whether the conditions set forth in Article VI have been satisfied. Section 5.5 Tax-Free Reorganization. No party hereto shall intentionally take, or cause or allow to be taken, any action whether before or after the Effective Time which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code Section 5.6 Further Actions. Each of the parties hereto agrees that, except as otherwise provided in this Agreement and subject to its legal obligations, it will use commercially reasonable efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby. Section 5.7 Board of Directors; Officers. The Board of Directors of Parent shall take all actions necessary to cause the Board of Directors of Parent to be comprised, as of the Effective Time, of those individuals identified in Annex A and in the classes of directors identified therein. In addition, the Board of Directors of Parent shall take all action necessary to cause those officers listed in Annex A to be, as of the Effective Time, the officers of Parent. Section 5.8 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Capital Stock in connection with the Merger. The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Capital Stock in connection with the Merger. Section 5.9 Assumption of Options. (a) At the Effective Time, Parent will assume the Company Stock Option Plan and each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plan, whether vested or unvested. On the Closing Date, the Company shall deliver to Parent a true and complete list as of the date thereof of all holders of outstanding options under the Company Stock Option Plan including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan and the applicable stock option agreement immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio rounded up to the nearest whole cent. Consistent with the terms of the Company Stock Option Plan and the documents governing the outstanding options under such Plans, the transactions contemplated hereby will not terminate any of the outstanding options under the Company Stock Option Plan or accelerate the exercisability or vesting of such options or the shares of Parent Common Stock which will be subject to those options upon the Parent's assumption of the options hereunder. (b) Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms that Parent is eligible to use) ("Form S-8") under the Securities Act with respect to the shares of Parent Common Stock issuable upon exercise of Company Options. (c) Parent shall use its reasonable best efforts to, as soon as reasonably practicable after the Effective Time, cause to be filed with the SEC the historical financial statements of the Company and the Company Subsidiaries required for the use of Form S-8 under the Securities Act. In the event that the exercise period of any stock option issued by Parent prior to the Effective Time would terminate or expire on a date on or before the date sixty (60) days following the first date upon which Parent is eligible to use Form S-8, Parent shall cause the exercise period of such option to be extended until the date that is sixty (60) days following the first date upon which Parent is eligible to use Form S-8. If Parent does not extend the exercise period for any such option as set forth in the immediately preceding sentence, then James W. Hobbs, acting on behalf of all holders of such options adversely affected, may seek to enforce the provision of the immediately preceding sentence. Section 5.10 Access; Confidentiality. (a) Parent shall afford to the officers, employees, accountants and counsel of the Company, full access during normal business hours from the date hereof until the Effective Time or termination of this Agreement in accordance with the terms hereof, to all its properties, books, contracts, commitments and records, and, during such period, Parent shall furnish promptly to the Company all information concerning its business, properties and personnel as the Company may reasonably request. (b) The Company shall afford to the officers, employees, accountants and counsel of Parent, full access during normal business hours from the date hereof until the Effective Time or termination of this Agreement in accordance with the terms hereof, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. Section 5.11 Retirement of Parent Credit Agreements. Immediately after the Effective Time and on the Closing Date, the Company shall provide funds to retire the combined total outstanding balance under the Parent Credit Agreements, provided that such balance does not exceed $3,000,000. Section 5.12 Redemption of Parent Series A Preferred Stock. Immediately after the Effective Time and on the Closing Date, the Company shall provide funds to redeem the Parent Series A Preferred Stock. Section 5.13 Conduct of Business Pending Merger. Except as otherwise specifically provided in this Agreement, from the date of this Agreement to the earlier of the Effective Time or termination hereof, Parent agrees with respect to Parent, to use reasonable efforts to preserve intact Parent's present business organization, keep available the services of its key employees and consultants and preserve its present relationships with licensors, licensees, major customers and suppliers. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, Parent will not, directly or indirectly, prior to the Effective Time, without the prior written consent of the Company: (a) except to authorize sufficient capital stock as required to effect the transactions contemplated in connection with the Merger, propose or adopt any amendment to or otherwise change Parent's Articles of Organization or By-Laws; (b) authorize for issuance, sale, pledge, disposition or encumbrance, or issue, sell, pledge, dispose of or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, convertible securities or otherwise), any capital stock of any class or any other securities of, or any other ownership interest in, Parent or any of its Subsidiaries (except for the issuance of shares of Parent Common Stock upon exercise of Parent Options outstanding as of the date of this Agreement), or amend any of the terms of any such securities or agreements outstanding on the date hereof; (c) reclassify, combine, split or subdivide any shares of Parent's or Parent's Subsidiaries' capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of Parent's capital stock, other than any dividend declared prior to the date hereof; (d) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding Parent Capital Stock (other than Parent Series A Preferred Stock), Options or other securities of Parent; (e) organize any new Subsidiary, acquire any capital stock or equity securities of any corporation or acquire any equity or ownership interest (financial or otherwise) in any business; (f) (i) incur, assume or prepay any material liability, or incur any indebtedness for borrowed money other than in accordance with the Parent's current financing arrangements, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party, (iii) make any loans, advances or capital contributions to, or investments in, any third party, (iv) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any Lien thereupon, or (v) authorize any new capital expenditures for property, plant and equipment that, individually or in the aggregate, are in excess of $100,000 per fiscal quarter; (g) make any change in the compensation payable or to become payable to any of Parent's or any of Parent's Subsidiaries' officers, directors, employees, agents or consultants (other than normal recurring salary adjustments in the ordinary course of business consistent with past practice) or to Persons providing management services, or enter into or amend, in any material respect, any existing employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants (other than reasonable travel advances) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons pursuant to an employee benefit plan or otherwise; (h) license (except in the ordinary course of business consistent with past practice) or otherwise transfer or dispose of, any Parent Intellectual Property or dispose of or disclose to any Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge other than in the ordinary course of business consistent with past practice; (i) enter into any material contract or transaction other than in the ordinary course of business, consistent with past practices; (j) cancel any debts or waive, release or relinquish any contract rights or other rights of material value other than in the ordinary course of business, consistent with past practices; (k) except as explicitly contemplated by Section 5.1 hereof, authorize, recommend, propose or enter into or announce an intention to authorize, recommend, propose or enter into a term sheet, letter of intent, agreement in principle or a definitive agreement with respect to any merger, consolidation, liquidation, dissolution, or business combination, any acquisition of a material amount of property or assets or securities, or any disposition of a material amount of property or assets or securities; (l) make any change with respect to accounting policies or procedures in effect as of Parent's fiscal year ended October 31, 1999, except as required by GAAP; (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the Parent Financial Statements or incurred in the ordinary course of business consistent with past practices since the date thereof; (n) make or change any election relating to Taxes, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver or extension of the statutory period of limitations for any such claim or assessment; (o) take any action that would reasonably be expected to result in any of its representations and warranties set forth in this Agreement which are not qualified as to materiality being or becoming untrue in any material respect or any of its representations and warranties set forth in this Agreement which are qualified as to materiality or Parent Material Adverse Effect being or becoming untrue in any respect, in each case at any time prior to the Effective Time, or in any of the conditions of the Merger set forth in Article VI of this Agreement not being satisfied or in a violation of any provision of this Agreement; (p) take any action that may reasonably be expected to materially adversely affect or, materially delay its ability to complete the transactions contemplated by this Agreement or to perform its covenants under this Agreement; or (q) take or commit or agree (in writing or otherwise) to take any of the foregoing actions, or fail to take any action, as a result of which a failure of the conditions set forth in Article VI is likely to occur. Section 5.14 Company Covenants. Except as otherwise specifically provided in this Agreement, from the date of this Agreement to the earlier of the Effective Time or termination hereof, the Company agrees with respect to the Company, to use reasonable efforts to preserve intact the Company's present business organization, keep available services of its key employees and consultants and preserve its present relationships with licensors, licensees, major customers and suppliers. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, the Company will not, directly or indirectly, prior to the Effective Time, without the prior written consent of Parent: (a) take any action that would reasonably be expected to result in any of its representations and warranties set forth in this Agreement which are not qualified as to materiality being or becoming untrue in any material respect or any of its representations and warranties set forth in this Agreement which are qualified as to materiality or Company Material Adverse Effect being or becoming untrue in any respect, in each case at any time prior to the Effective Time, or in any of the conditions of the Merger set forth in Article VI of this Agreement not being satisfied or in a violation of any provision of this Agreement; (b) take any action that may reasonably be expected to materially adversely affect or, materially delay its ability to complete the transactions contemplated by this Agreement or to perform its covenants under this Agreement; or (c) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.14. Section 5.15 Company Transactions. The Company shall notify Parent at least ten business days prior to the Company entering into or announcing a definitive agreement with respect to any merger, consolidation, liquidation, dissolution, or business combination, any acquisition of a material amount of property or assets or securities, or any disposition of a material amount of property or assets, in each case involving 10% or more of the outstanding shares of capital stock of the Company. Section 5.16 Amendment to Parent Articles of Organization. As soon as reasonably practicable following the Effective Time, Parent shall use commercially reasonable efforts to cause its stockholders to consider an amendment to the Parent Articles of Organization to increase the authorized number of shares of Parent Common Stock to 50,000,000, of which 8,621,600 will be reserved for conversion of the Parent Series C Preferred Stock, and Parent will recommend such amendment. Section 5.17 Registration Rights Agreement and Co-Sale Agreement. Prior to the Effective Time, Parent shall execute (i) the Registration Rights Agreement in the form and substance as set forth in Exhibit C hereto and (ii) the Co-Sale Agreement in the form and substance as set forth in Exhibit D hereto. Section 5.18 Additional Financing. (a) Notwithstanding any other provision of this Agreement, Parent and the Company expressly agree that the Company may enter into contracts or agreements, at any time prior to the Effective Time, to provide additional financing to the Company. In addition, there shall be no adjustment to the Exchange Ratio or the Preferred Exchange Ratio in connection with such additional financing. Both Parent and the Company agree that the actions taken to procure such additional financing, including the issuance of Additional Company Stock, will not breach any of the representations or warranties or covenants of either party set forth herein. If necessary, Parent and the Company will cooperate in good faith to amend this Agreement to account for any additional financings by the Company. (b) The Company shall use its best efforts to obtain any additional equity financing, if at all, on the best terms and conditions available to the Company. The Company shall notify Parent at least two business days prior to the Company obtaining any additional equity financing.
                                       CONDITIONS TO THE MERGER

        Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

        (a) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the Merger and there shall be no order, decree or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

(b) The requisite Company Stockholder Approval shall have been obtained.

        (c) There shall be 35 or fewer holders of record of the Company Capital Stock who have not represented themselves to be Accredited Investors.

        (d) All material consents of any Person necessary to the consummation of the Merger, including consents from parties to loans, contracts, leases or other agreements and consents from Governmental Authorities shall (i) have been obtained, (ii) be in form and substance reasonably satisfactory to Parent and the Company and (iii) be in full force and effect, except any consents required pursuant to the Company Credit Agreements.

        (e) The Dissenting Shares shall include no more than seven and one-half percent (7.5%) of the shares of Company Capital Stock outstanding immediately prior to the Effective Time.

        (f) Parent shall have a sufficient number of Parent Common Stock authorized pursuant to its Articles of Organization to convert all Company Common Stock into Parent Common Stock pursuant to the Merger.

        Section 6.2 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived in writing by the Company:

        (a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct in all respects) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date (which need only be true and correct in all respects as of such date), as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

        (b) Parent and Merger Sub shall have performed and complied, in all material respects, with all obligations and covenants that require performance or compliance under this Agreement at or prior to the Closing Date.

        (c) The Company shall have received from Parent an officer’s certificate, executed by each of Parent’s Chief Executive Officer and Chief Financial Officer, certifying to the fulfillment of the conditions specified in Section 6.2(a), 6.2(b), 6.2(d).

(d) From the date of this Agreement through the Effective Time, there shall not have occurred a Parent Material Adverse Effect.

        (e) The Company shall have received a legal opinion from counsel to Parent substantially in the form of Exhibit E.

        (f) The Company shall have received from Parent evidence satisfactory to the Company that the collective outstanding balance under the Parent Credit Agreements, as of the Closing Date, does not exceed $3,000,000.

        (g) The Company shall have received from Parent evidence satisfactory to the Company indicating that the Parent has satisfied the covenant set forth in Section 5.7.

(h) Parent shall have signed the Registration Rights Agreement and the Co-Sale Agreement as contemplated by Section 5.17.

        Section 6.3 Conditions of Obligations of Parent. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived in writing by Parent:

        (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct in all respects) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date (which need only be true and correct in all material respects as of such date), as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

        (b) The Company shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

        (c) Parent shall have received from the Company an officer’s certificate, executed by each of the Company’s President and Chief Financial and Administrative Officer, certifying to the fulfillment of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(d).

(d) From the date of this Agreement through the Effective Time, there shall not have occurred a Company Material Adverse Effect.

        (e) Parent shall have received from the Company evidence satisfactory to Parent indicating that, immediately after the Effective Time and on the Closing Date, the entire outstanding balance under the Parent Credit Agreements will be retired, subject to Section 5.11.

        (f) Parent shall have received from the Company evidence satisfactory to Parent indicating that, immediately after the Effective Time and on the Closing Date, the Parent Series A Preferred Stock will be redeemed.

        (g) Parent shall have received a legal opinion from counsel to the Company substantially in the form of Exhibit F.

                                              TERMINATION

        Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by mutual written consent of the Company and Parent; (b) by either the Company or Parent, if: (i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger and such order, decree, ruling or other action shall have become final and non-appealable; (ii) the Merger shall not have been consummated before December 31, 2000 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate); (iii) the Company Stockholder Approval is not obtained; or (iv) an amendment to this Agreement is necessary pursuant to Section 5.18 and the parties cannot agree upon such an amendment. (c) by the Company, (i) if Parent shall have breached Section 5.1 in any material respect; (ii) if Parent shall have breached any of its representations or warranties if such representation or warranty is qualified by materiality or breached in any material respect if not so qualified, or breached a covenant in any material respect contained in this Agreement, and which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Company to Parent; or (iii) if the Board of Directors of Parent or any committee thereof shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended a Superior Proposal. (d) by Parent, (i) if the Company shall have breached any representation or warranty if such representation or warranty is qualified by materiality or breached in any material respect if not so qualified, or breached a covenant in any material respect contained in this Agreement, and which breach cannot be or has not been cured within 30 days after the giving of written notice by Parent to the Company; (ii) if the Board of Directors of the Company shall not have recommended or shall have modified in a manner adverse to Parent its recommendation of this Agreement, the Merger and the transactions contemplated hereby; (iii) if the Board of Directors of Parent or any committee thereof shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended a Superior Proposal; (iv) if Parent, after receiving notice from the Company pursuant to either Section 5.15 or 5.18(b) hereof, shall within five business days notify the Company in writing of its objection to the transactions described in the Company's notice to Parent and the Company shall still enter into a definitive agreement to undertake such transaction notwithstanding Parent's objection; or (v) if holders of Company Junior Preferred Stock or Company Senior Preferred Stock convert such Company Junior Preferred Stock or Company Senior Preferred Stock, respectively, into Company Common Stock prior to the Effective Time and such conversion would result in Parent having an insufficient number of shares of Parent Common Stock authorized pursuant to the Parent Articles of Organization to account for the conversion of Company Common Stock into Parent Common Stock as contemplated by Section 2.1(a). Section 7.2 Effect of Termination.

        (a) In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provisions hereof pursuant to which such termination is made, including specifically the provisions containing any allegedly breached representation, warranty or covenant, and the Merger shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in this Section 7.2.

        (b) If, so long as the Company is not in material breach of this Agreement, Parent or the Company shall have terminated this Agreement pursuant to Section 7.1(b)(ii) and within one year after a termination Parent (or any of its Subsidiaries) shall have directly or indirectly entered into a definitive agreement to undertake a Takeover Proposal, then Parent shall pay the Company the Parent Termination Fee. Any fees or amounts payable under this Section 7.2(b) shall be paid in same day funds concurrently with entering into a definitive agreement to undertake such Takeover Proposal in the case of a termination described in this Section 7.2(b).

        (c) So long as the Company is not in material breach of this Agreement, Parent shall pay the Company, within three Business Days of termination, the Parent Termination Fee if:

(i) the Company terminates this Agreement pursuant to Section 7.1(c)(i); (ii) the Company or Parent terminates this Agreement pursuant to Section 7.1(c)(iii) or 7.1(d)(iii), respectively; or (iii) the Company terminates this Agreement pursuant to Section 7.1(c)(ii) and Parent has willfully breached any of its representations, warranties or covenants set forth herein.

        (d) So long as Parent is not in material breach of this Agreement, the Company shall pay Parent, within three Business Days of termination, the Company Termination Fee if:

(i) Parent terminates this Agreement pursuant to Section 7.1(d)(ii); (ii) Parent terminates this Agreement pursuant to Section 7.1(d)(i) and the Company has willfully breached any of its representations, warranties or covenants set forth herein; (iii) Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iii); or (iv) Parent terminates this Agreement pursuant to Section 7.1(d)(v).
                                              DEFINITIONS

        Section 8.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

"Accredited Investor" shall mean an accredited investor as defined by the provisions of Regulation D under the Securities Act.

        “Additional Company Stock” shall mean shares of any series of preferred stock, par value $0.001 per share, of the Company issued by the Company entirely subsequent to the date hereof and outstanding immediately prior to the Effective Time.

        “Additional Dissenting Shares” shall mean the shares, if any, of Additional Company Stock which are held by Company Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights.

        “Additional Parent Stock” shall mean any series of preferred stock, par value $1.00 per share, of Parent to be designated and issued pursuant to the Merger to the holders of any Additional Company Stock.

        “Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

        “Agreement” shall have the meaning set forth in the preamble hereto.

        “Audit” shall mean any audit, assessment of Taxes, or other examination by any Tax Authority, or any proceeding or appeal of such proceeding relating to Taxes.

        “Business Day” shall mean a day other than a Saturday, a Sunday or a day on which banks in New York, New York are permitted or required to close.

        “Certificate of Merger” shall mean the certificate of merger filed with the Secretary of State of the State of Delaware.

"Closing" shall mean the closing of the Merger.

        “Closing Date” shall mean the date on which the Closing occurs.

        “Code” shall mean the Internal Revenue Code of 1986, as amended.

        “Common Stock Dissenting Shares” shall mean the shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by Company Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights.

        “Company” shall have the meaning set forth in the preamble hereto.

        “Company Capital Stock” shall mean, collectively, (i) the Company Common Stock, (ii) the Company Junior Preferred Stock, (iii) the Company Senior Preferred Stock and (iv) the Additional Company Stock.

        “Company Certificate” shall mean a certificate which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock.

        “Company Common Stock” shall mean Company common stock, $0.001 par value per share, including all shares of such Company common stock subject to Company Options or Company Warrants.

        “Company Credit Agreement” shall mean the First Amendment to Amended and Restated Credit Agreement among the Company and Citizens Bank of Massachusetts, dated as of August 22, 2000.

        “Company Disclosure Letter” shall mean the letter delivered by the Company to Parent concurrently with the delivery of this Agreement.

        “Company ERISA Affiliate” shall have the meaning set forth in Section 4.10(a).

        “Company Equity Interests” shall mean any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Company Capital Stock or any capital stock equivalent or other nominal interest in Company or any of its Subsidiaries.

        “Company Financial Statements” shall mean the financial statements of the Company for the year ended June 30, 2000 provided by the Company to Parent.

        “Company Intellectual Property” shall mean all patents, trademarks, trade names, service marks, copyrights, and mask works, together with any registrations and applications therefor, Internet domain names, net lists, schematics, inventories, technology, trade secrets, source codes, know-how, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material that are used in the operation of the Company or any of its Subsidiaries.

        “Company Junior Preferred Stock” shall mean, collectively, (i) the Company Series A Preferred Stock, (ii) the Company Series B-1 Preferred Stock and (iii) the Company Series B-2 Preferred Stock.

        “Company Material Adverse Effect” shall mean a material adverse effect on (i) the business, financial conditions or results of operation or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement without material alteration or delay; provided that Company Material Adverse Effect shall not be deemed to include the impact of (a) changes in generally accepted accounting principles, (b) acts or omissions of the Company taken with the prior written consent of Parent in contemplation of the transactions contemplated hereby, (c) the effects of the Merger and compliance by the Company with the provisions of this Agreement on the business, financial condition or results of operations of the Company or (d) any changes as a result of the announcement of the Merger and the transactions contemplated hereby.

"Company Options" shall mean the options to purchase shares of Company Common Stock assumed by Parent as provided in Section 5.9.

        “Company Plans” shall have the meaning set forth in Section 4.10(a).

        “Company Real Property” shall mean all of the real property, interests in real property and improvements that are owned, leased, or operated by the Company or any of its Subsidiaries or Affiliates.

        “Company Senior Preferred Stock” shall mean, collectively, (i) the Company Series B-3 Preferred Stock, (ii) the Company Series C Preferred Stock and (iii) the Company Series C-2 Preferred Stock.

        “Company Series A Preferred Stock” shall mean the Company Series A Preferred Stock, $0.001 par value per share.

        “Company Series B-1 Preferred Stock” shall mean the Company Series B Preferred Stock, $0.001 par value per share.

        “Company Series B-2 Preferred Stock” shall mean the Company Series B-2 Preferred Stock, $0.001 par value per share.

        “Company Series B-3 Preferred Stock” shall mean the Company Series B-3 Preferred Stock, $0.001 par value per share.

        “Company Series C Preferred Stock” shall mean the Company Series C Convertible Preferred Stock, $0.001 par value per share.

"Company Series C-2 Preferred Stock" shall mean the Company Series C-2 Convertible Preferred Stock, $0.001 par value per share.

        “Company Stockholder Approval” shall have the meaning set forth in Section 4.16(a).

        “Company Stockholders” shall mean the holders of all of the shares of Company Capital Stock.

        “Company Stock Option Plan” shall mean the Company’s stock option plan.

        “Company Termination Fee” shall mean an amount equal to Parent’s actual, documented out-of-pocket expenses directly attributable to the negotiation and execution of this Agreement and the attempted completion of the Merger, but in no event to exceed $200,000.

        “Company Warrants” shall mean all outstanding warrants to purchase shares of Company Capital Stock.

        “Contracts” shall mean any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, lease, franchise agreement or other instrument or obligation of any kind.

"DGCL" shall mean the Delaware General Corporation Law.

        “Dissenting Shares” shall mean, collectively, (i) the Common Stock Dissenting Shares, (ii) the Series A Dissenting Shares, (iii) the Series B-1 Dissenting Shares, (iv) the Series B-2 Dissenting Shares, (v) the Series B-3 Dissenting Shares, (vi) the Series C Dissenting Shares, (vii) the Series C-2 Dissenting Shares and (viii) the Additional Dissenting Shares.

        “Effective Time” shall mean the time at which the Merger becomes effective.

        “Environmental Claims” shall have the meaning set forth in Section 3.16(b).

        “Environmental Laws” shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws and regulations relating to Materials of Environmental Concern, or otherwise relating to generation, storage, disposal, transport or handling of materials of Environmental Concern, and including, but not limited to, noncompliance with any permits or other governmental authorizations or the terms and conditions thereof.

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

"Exchange Ratio" shall be equal to .744183.

        “GAAP” shall mean generally accepted accounting principles of the United States of America, as in effect from time to time.

        “Governmental Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any domestic or foreign state, county, city or other political subdivision.

        “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"IRS" shall mean the United States Internal Revenue Service.

        “Issuance Obligation” shall mean an obligation to issue shares of capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any equity interests.

        “Laws” shall mean any statute, law, ordinance, rule or regulation.

        “Liens” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, option, right of first refusal, security interest or encumbrance of any kind in respect of such asset. Liens shall not include hunting leases, easements for roads or public utilities, railroads, licenses or permits or other matters that do not materially detract from the value of or impair such assets.

        “Materials of Environmental Concern” shall mean emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, or petroleum and petroleum products.

"MBCL" shall mean the Massachusetts Business Corporation Law.

        “Merger” shall have the meaning set forth in the fourth recital hereto.

        “Merger Consideration” shall mean, collectively, (i) the Parent Common Stock, (ii) Parent Series B Preferred Stock, (iii) Parent Series C Preferred Stock and (iv) Additional Parent Stock issued pursuant to the Merger in exchange for the (i) Company Common Stock, (ii) Company Junior Preferred Stock, (iii) Company Senior Preferred Stock and (iv) Additional Company Stock, respectively.

        “Merger Sub” shall have the meaning set forth in the preamble hereto.

        “Orders” shall mean any order, judgment, decree, writ, permit or license.

        “Parent” shall have the meaning set forth in the preamble hereto.

        “Parent Capital Stock” shall mean, collectively, (i) the Parent Common Stock, (ii) the Parent Series A Preferred Stock, (iii) the Parent Series B Preferred Stock, (iv) the Parent Series C Preferred Stock and (v) the Additional Parent Stock.

        “Parent Common Stock” shall mean the Parent common stock, $0.01 par value per share.

        “Parent Credit Agreements” shall mean, collectively, (i) $2,500,000 line of credit, (ii) $450,000 equipment facility loan and (iii) $500,000 term loan.

"Parent Disclosure Letter" shall mean the letter delivered by Parent to the Company concurrently with the delivery of this Agreement.

        “Parent Equity Interests” shall mean any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Parent Capital Stock or any capital stock equivalent or other nominal interest in Parent or any of its Subsidiaries.

        “Parent ERISA Affiliate” shall have the meaning set forth in Section 3.12(a).

        “Parent Financial Statements” shall mean all of the financial statements of Parent provided in the Parent SEC Filings.

        “Parent Intellectual Property” shall mean all patents, trademarks, trade names, service marks, copyrights, and mask works, together with any registrations and applications therefor, Internet domain names, net lists, schematics, inventories, technology, trade secrets, source codes, know-how, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material that are used in the operation of Parent or any of its Subsidiaries.

        “Parent Material Adverse Effect” shall mean a material adverse effect on (i) the business, financial conditions or results of operation or prospects of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement without material alteration or delay; provided that Parent Material Adverse Effect shall not be deemed to include the impact of (a) changes in generally accepted accounting principles, (b) acts or omissions of Parent taken with the prior written consent of the Company in contemplation of the transactions contemplated hereby, (c) the effects of the Merger and compliance by Parent with the provisions of this Agreement on the business, financial condition or results of operations of Parent, (d) any changes as a result of the announcement of the Merger and the transactions contemplated hereby or (e) any transaction entered into by the Company pursuant to Section 5.15 hereof.

        “Parent Options” shall mean the options to purchase shares of Parent Common Stock.

        “Parent Plans” shall have the meaning set forth in Section 3.12(a).

        “Parent Real Property” shall mean all of the real property, interests in real property and improvements that are owned, leased, or operated by Parent or any of its Subsidiaries or Affiliates.

        “Parent SEC Filings” shall mean all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since October 31, 1997.

        “Parent Series A Preferred Stock” shall mean the 10,000 shares of Parent Series A Preferred Stock, $1.00 par value per share.

        “Parent Series B Preferred Stock” shall mean the Parent Series B Preferred Stock, $1.00 par value per share, to be designated and issued pursuant to the Merger.

        “Parent Series C Preferred Stock” shall mean the Parent Series C Preferred Stock, $1.00 par value per share, to be designated and issued pursuant to the Merger.

        “Parent Termination Fee” shall mean an amount equal to the Company’s actual, documented out-of-pocket expenses directly attributable to the negotiation and execution of this Agreement and the attempted completion of the Merger, but in no event to exceed $200,000.

"PBGC" shall mean the Pension Benefit Guarantee Corporation.

        “Permits” shall mean Federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Authorities.

        “Person” shall mean and include an association, an individual, a partnership, a joint venture, joint stock company, a corporation, a trust, an unincorporated organization, a limited liability company, a group, a government or other department or agency thereof and any other entity.

"Preferred Exchange Ratio" shall equal .02976732. "SEC" shall mean the U.S. Securities and Exchange Commission.

        “Securities Act” shall mean the Securities Act of 1933, as amended.

        “Series A Dissenting Shares” shall mean the shares of Company Series A Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by Company Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights.

        “Series B-1 Dissenting Shares” shall mean the shares of Company Series B-1 Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by Company Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights.

        “Series B-2 Dissenting Shares” shall mean the shares of Company Series B-2 Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by Company Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights.

        “Series B-3 Dissenting Shares” shall mean the shares of Company Series B-3 Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by Company Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights.

        “Series C Dissenting Shares” shall mean the shares of Company Series C Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by Company Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights.

        “Series C-2 Dissenting Shares” shall mean the shares of Company Series C-2 Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by Company Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights.

        “Subsidiary” with respect to a Person shall mean (i) any partnership of which such Person or any of its Subsidiaries is a general partner or (ii) any other entity in which such Person or any of its Subsidiaries owns or has the power to vote more than 50% of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

        “Superior Proposal” shall mean (i) a bona fide Takeover Proposal made by a third party that the Board of Directors of Parent determines in its good faith judgment and based upon the advice of outside legal counsel to be more favorable in the aggregate to the Parent stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Parent is reasonably capable of being obtained by such third party.

        “Surviving Corporation” shall mean the Company, as the surviving corporation after the Merger.

        “Takeover Proposal” shall mean any offer or proposal for, or any indication of interest in, a merger or other business combination involving Parent or the acquisition of 10% or more of the outstanding shares of capital stock of Parent, or a significant portion of the assets of, Parent, other than the transactions contemplated by this Agreement.

        “Tax Authority” shall mean the IRS and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

        “Taxes” shall mean any United States federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

        “Tax Returns” shall mean any United States federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendment thereto, that is filed or required to be filed with any Tax Authority.

        “Voting Debt” shall mean any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities the holders of which have the right to vote) with the holders of capital stock on any matter.

                                             MISCELLANEOUS

        Section 9.1 Fees and Expenses. Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Merger shall be paid by the party incurring such expenses.

        Section 9.2 Survival of Representations and Warranties. Neither the representations or warranties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement nor any covenant, agreement, undertaking or obligation to be fully performed and complied with prior to the Closing Date shall survive the Closing. After the Closing Date, neither Parent, Merger Sub nor the Company shall have any liability (for indemnification or otherwise) with respect to any representation or warranty or covenant contained in this Agreement.

        Section 9.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or facsimile, as follows:

                  326 Clark Street
                  Worcester, Massachusetts
                  Attention:  Chief Executive Officer
                  Facsimile: (508) 856-9462

         with a copy (which shall not constitute notice) to:

                  Bingham Dana LLP
                  150 Federal Street
                  Boston, Massachusetts 02110
                  Attention: Victor J. Paci
                  Facsimile:  (617) 951-8736

         (b)      if to the Company, to it at:

                  3700 East Columbia Street, Suite 100
                  Tucson, Arizona 85714
                  Attention:  Chief Executive Officer
                  Facsimile: (520) 512-8019

         with a copy (which shall not constitute notice) to:

                  Skadden, Arps, Slate, Meagher and Flom, LLP
                  300 South Grand Avenue
                  Los Angeles, California  90071
                  Attention:  Gregg A. Noel
                  Facsimile:  (213) 687-5600

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

        Section 9.4 Entire Agreement. This Agreement and the schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

        Section 9.5 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than (i) the parties hereto or their respective successors and permitted assigns and (ii) James W. Hobbs only to the extent set forth in Section 5.9(c) hereof, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        Section 9.6 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects but no amendment shall be made after approval of this Agreement by the Company Stockholders that by law requires further approval by the Company Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent, Merger Sub and the Company

        Section 9.7 Interpretation. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authority of any provisions of this Agreement.

        Section 9.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

        Section 9.9 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

        Section 9.10 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

        Section 9.11 Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]
                  IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                            LUXTEC CORPORATION

                                            By:
                                                   Name:
                                                   Title:

                                            LASER MERGER SUB, INC.

                                            By:
                                                   Name:
                                                   Title:

                                            PRIMESOURCE SURGICAL, INC.

                                            By:
                                                   Name:
                                                   Title:

I.       Parent Board of Directors:

         Director                                             Expiration

1.       Patrick Phillips                                     2001 Annual Meeting
2.       James Hobbs                                                   2002 Annual Meeting
3.       James Goodman                                        2003 Annual Meeting
4.       James Berardo                                        2003 Annual Meeting
5.       TO BE DETERMINED BY THE COMPANY    2001 Annual Meeting
6.       TO BE DETERMINED BY THE COMPANY    2001 Annual Meeting
7.       TO BE DETERMINED BY THE COMPANY    2002 Annual Meeting
8.       TO BE DETERMINED BY THE COMPANY    2002 Annual Meeting
9.       TO BE DETERMINED BY THE COMPANY    2002 Annual Meeting
10.      TO BE DETERMINED BY THE COMPANY    2003 Annual Meeting
11.      TO BE DETERMINED BY THE COMPANY    2003 Annual Meeting

II.      Parent Officers:

TO BE DETERMINED BY THE COMPANY

                                                     AGREEMENT AND PLAN OF MERGER

                                                             by and among

                                                          LUXTEC CORPORATION,

                                                        LASER MERGER SUB, INC.

                                                                  and

                                                      PRIMESOURCE SURGICAL, INC.

                                                     Dated as of November 27, 2000

                                                                                                 Page

AGREEMENT AND PLAN OF MERGER........................................................................1

                                                          ARTICLE ITHE MERGER

                                                    ARTICLE IICONVERSION OF SHARES

                                  ARTICLE IIIREPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                                        ARTICLE IVREPRESENTATIONS AND WARRANTIES OF THE COMPANY

                                                          ARTICLE VCOVENANTS

                                                  ARTICLE VICONDITIONS TO THE MERGER

                                                        ARTICLE VIITERMINATION
Section 7.1       Termination......................................................................60
Section 7.2       Effect of Termination............................................................61

                                                        ARTICLE VIIIDEFINITIONS
Section 8.1       Definitions......................................................................63

                                                        ARTICLE IXMISCELLANEOUS

                                              (continued)

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Annex A...........................................................................................A-1

Exhibit A                  Terms of Parent Series B Preferred Stock
Exhibit B                  Terms of Parent Series C Preferred Stock
Exhibit C                  Form of Registration Rights Agreement
Exhibit D                  Form of Co-Sale Agreement
Exhibit E                  Form of Parent Legal Opinion
Exhibit F                  Form of Company Legal Opinion
------------------ COMPARISON OF HEADERS ------------------ -HEADER 1- TABLE OF CONTENTS Page No. -HEADER 2- TABLE OF CONTENTS (continued) Page ------------------ COMPARISON OF FOOTERS ------------------ -FOOTER 1- [Footnote continued from previous page] [Footnote continued on next page] 1 RESOLVED, that pursuant to the authority vested in the Board of Directors (the "Board") of Luxtec Corporation, a corporation organized and existing under the laws of The Commonwealth of Massachusetts (the "Company"), by the Articles of Organization, as amended (the "Articles of Organization"), the Board does hereby establish a series of preferred stock of the Company from the Company's authorized class of 500,000 shares of $1.00 par value preferred shares (the "Preferred Stock"), such series to consist of [______] shares, and does hereby fix and state the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as follows: 1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"), and the number of shares constituting such series shall be 46,889. 2. Rank. The Series B Preferred Stock shall, with respect to dividend distributions and distributions on liquidation, winding up and dissolution, rank (i) on a parity with the Company's common stock, $.01 par value per share (the "Common Stock"), and with each other class of capital stock or series of Preferred Stock issued by the Company after the date hereof which specifically provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to as the "Parity Securities"), and (ii) junior to the Company's Series A Preferred Stock, $1.00 par value per share (the "Series A Preferred Stock"), the Company's Series C Convertible Preferred Stock, $1.00 par value per share (the "Series C Preferred Stock"), and to each other class or series of capital stock of the Company now or hereafter authorized, issued or outstanding which by its terms expressly provide that it is senior to the Series B Preferred Stock or which does not specify its rank (collectively referred to as the "Senior Securities"). 3. Dividends. (a) Dividends Payable. The holders of shares of Series B Preferred Stock shall be entitled to participate in any dividends paid on the Common Stock as if the holder thereof had converted the Series B Preferred Stock into Common Stock on the record date for such dividend. (b) Parity. The holders of shares of the Series B Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) hereof on a pro rata basis with respect to any dividends upon any Parity Securities. 4. Liquidation Preference. Upon the dissolution and winding up of the Company, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders the amount the holders of shares of Series B Preferred Stock would have received had such holders converted their shares of Series B Preferred Stock into shares of Common Stock immediately prior to such dissolution and winding up of the Company. 5. Conversions. The Series B Preferred Stock shall be converted into Common Stock as follows: (a) Automatic Conversion. Immediately subsequent to the amendment of the Articles of Organization increasing the number of authorized shares of Common Stock to 50,000,000, each share of Series B Preferred Stock shall automatically convert into 25 shares of fully paid and nonassessable Common Stock. The holders of shares of Series B Preferred Stock so converted shall deliver to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Company shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with payment in lieu of fractional shares to which such holder may be entitled pursuant to Section 5(b). Until such time as a holder of shares of Series B Preferred Stock shall surrender his or its certificates therefore as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof. (b) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Company with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Company as an entirety or substantially as an entirety, each share of Series B Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the holder of Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series B Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series B Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series B Preferred Stock. (c) Fractional Shares; Dividends; Partial Conversion. Subject to the last sentence hereof, no fractional shares shall be issued upon conversion of Series B Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 5(b), be delivered upon such conversion, the Company, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series B Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Company. (d) Status of Common Stock Issued Upon Conversion. The Company covenants that all shares of Common Stock which shall be issued upon conversion of the Series B Preferred Stock shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Company will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. (e) No Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued as shares of Series B Preferred Stock (f) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Preferred Stock which is being converted. (g) The Company will not, by amendment of its Articles of Organization or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the shares of Series B Preferred Stock against impairment. 6. Reacquired Shares. Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares reacquired by purchase or redemption, shall (upon compliance with any applicable provisions of the laws of The Commonwealth of Massachusetts) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock other than the Series B Preferred Stock. 7. Voting Rights. The holders of the shares of Series B Preferred Stock shall be entitled to vote with the holders of Common Stock on all matters submitted to a vote of the holders of Common Stock, including the election of directors. Each holder of shares of Series B Preferred Stock shall be entitled to such number of votes on any such matter as such holder would possess if such holder converted such shares of Series B Preferred Stock to shares of Common Stock. 8. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Articles of Organization . The shares of Series B Preferred Stock shall have no preemptive or subscription rights. 9. Right to Amend. Subject to the provisions of the Massachusetts Business Corporation Law, the terms of the Series B Preferred Stock set forth herein may be amended, altered or repealed only with the prior written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock. [Footnote continued from previous page] [Footnote continued on next page] 1 RESOLVED, that pursuant to the authority vested in the Board of Directors (the "Board") of Luxtec Corporation, a corporation organized and existing under the laws of The Commonwealth of Massachusetts (the "Company"), by the Articles of Organization, the Board does hereby establish a series of preferred stock of the Company from the Company's authorized class of 500,000 shares of $1.00 par value preferred shares (the "Preferred Stock"), such series to consist of [________] shares, and does hereby fix and state the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as follows: 1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"), and the number of shares constituting such series shall be 344,864. The initial issue price of the Series C Preferred Stock shall be $42.76 per share (the "Original Issue Price"). 2. Rank. The Series C Preferred Stock shall, with respect to dividend distributions and distributions on liquidation, winding up and dissolution, rank (i) senior to the Company's common stock, $.01 par value per share (the "Common Stock"), the Company's Series B Preferred Stock, $1.00 par value per share (the "Series B Preferred Stock") and to each other class or series of Capital Stock of the Company now or hereafter authorized, issued or outstanding which by its terms expressly provide that it is junior to the Series C Preferred Stock or which does not specify its rank (collectively referred to as the "Junior Securities"), (ii) on a parity with the Company's Series A Preferred Stock, $1.00 par value per share (the "Series A Preferred Stock"), and each other class of Capital Stock or series of Preferred Stock issued by the Company after the date hereof the terms of which have been approved by the requisite percentage of outstanding Series C Shares as provided in Section 10 hereof and specifically provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to as the "Parity Securities") and (iii) junior to each other class of Capital Stock or other series of Preferred Stock issued by the Company after the date hereof the terms of which have been approved by the requisite percentage of outstanding Series C Shares as provided in Section 10 hereof and which specifically provide that such class or series will rank senior to the Series C Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to as the "Senior Securities"). 3. Dividends. (a) Dividends Payable. The holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, dividends out of the entire assets and funds of the Company legally available therefore. Dividends shall be payable to holders of Series C Preferred Stock at the annual rate of eight percent (8%) of the Original Issue Price per annum on each outstanding share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Dividends shall be payable in cash. Dividends shall be payable only to the holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "Record Date"). All dividends paid with respect to shares of Series C Preferred Stock shall be paid pro rata to the holders entitled thereto. Dividends on the Series C Preferred Stock shall accrue (whether or not declared and whether or not funds are legally available for the payment thereof) from the Issue Date. (b) Preference. The holders of shares of the Series C Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) hereof in preference to and in priority over any dividends upon any Junior Securities. (c) Parity. The holders of shares of the Series C Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) hereof on a pro rata basis with respect to any dividends upon any Parity Securities. 4. Liquidation Preference. (a) Amount Payable. Upon any Liquidation Event with respect to the Company, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to the greater of (i) $50.50 for each share outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like), plus an amount in cash equal to all accrued but unpaid dividends thereon, to the date of such Liquidation Event or (ii) the amount the holders of shares of Series C Preferred Stock would have received had such holders converted their shares of Series C Preferred Stock into shares of Common Stock immediately prior to such Liquidation Event (such greater amount, the "Liquidation Preference"). Payment of the Liquidation Preference to each holder of Series C Preferred Stock shall be made prior to the payment of any amounts in respect of any Junior Security. If the assets of the Company are not sufficient to pay in full the Liquidation Preference payable to the holders of outstanding shares of the Series C Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series C Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full. (b) Liquidation Event. "Liquidation Event" shall mean, with respect to any Person, any of the following events: (i) the commencement by such Person of a voluntary case under the bankruptcy laws of the United States, as now or hereafter in effect, or the commencement of an involuntary case against such Person with respect to which the petition shall not be controverted within 15 days, or be dismissed within 60 days, after commencement thereof; (ii) the appointment of a custodian for, or the taking charge by a custodian of, all or substantially all of the property of such Person; (iii) the commencement by such Person of any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (iv) the commencement against such Person of any proceeding set forth in the preceding clause (iii), which is not controverted within 10 days thereof and dismissed within 60 days after the commencement thereof; (v) the adjudication of such Person insolvent or bankrupt, or the adoption by such Person of a plan of liquidation, (vi) the occurrence of any Change of Control with respect to such Person or (vii) the filing of a certificate of dissolution in respect of the Company with the Secretary of State of The Commonwealth of Massachusetts; in any of cases (i) through (vi) above, in a single transaction or series of related transactions. 5. Conversions. The holders of shares of Series C Preferred Stock shall have the following conversion rights: (a) Right to Convert. Subject to the terms and conditions of this Section 5, the holder of any share or shares of Series C Preferred Stock shall have the right at any time subsequent to the amendment of the Articles of Organization increasing the number of authorized shares of Common Stock to 50,000,000, at its option at any time prior to automatic conversion as set forth in Section 5(o) or mandatory redemption as set forth in Section 6, to convert any such shares of Series C Preferred Stock (except that upon any liquidation of the Company the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series C Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series C Preferred Stock to be so converted by $1,069 and (ii) dividing the result by the conversion price of $42.76 or, in case of an adjustment of such price has taken place pursuant to the further provisions of this Section 5, then by the conversion price as last adjusted and in effect at the date of any share or shares of Series C Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series C Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Series C Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. (b) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 5(a) and surrender of the certificate or certificates for the share or shares of Series C Preferred Stock to be converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series C Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series C Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. (c) Fractional Shares; Dividends; Partial Conversion. Subject to the last sentence hereof, no fractional shares shall be issued upon conversion of Series C Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Company shall pay in cash an amount equal to all dividends declared and unpaid, if any, on the shares of Series C Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Section 5(b). In case the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 5(a) exceeds the number of shares converted, the Company shall, upon such conversion, execute and deliver to the holder, at the expense of the Company, a new certificate or certificates for the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 5(c), be delivered upon such conversion, the Company, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series C Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Company. (d) Adjustment of Price Upon Issuance of Common Stock. Except as provided in Section 5(e), if and whenever the Company shall issue or sell, or is, in accordance with Sections 5(d)(1) through 5(d)(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price of the Series C Preferred Stock in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price thereof shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price and (b) the consideration, if any, received by the Company upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale, which number of shares for purposes of both Sections (i) and (ii) above shall include the number of shares of Common Stock that would be outstanding if all outstanding Convertible Securities were converted to Common Stock. For purposes of this Section 5(d), the following Sections 5(d)(1) to 5(d)(7) shall also be applicable: (1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Capital Stock or any stock or debt or equity security convertible into or exchangeable for Capital Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section 5(d)(3), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities. (2) Issuance of Convertible Securities. In case the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided, that (a) except as otherwise provided in Section 5(d)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Section 5(d), no further adjustment of the Conversion Price shall be made by reason of such issue or sale. (3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 5(d)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 5(d)(1) or 5(d)(2), or the rate at which Convertible Securities referred to in Section 5(d)(1) or 5(d)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided, however, that no adjustment pursuant to this Section 5(d)(3) shall result in an increase in the Conversion Price; provided, further, that no termination of any such Option or any such right to convert or exchange such Convertible Securities shall result in any change in the Conversion Price. (4) Stock Dividends. In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration. (5) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, net of any expenses incurred and any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, net of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration. (6) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be. (7) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 5(d). (e) Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Conversion Price due to any issuances of Common Stock pursuant to the exercise or conversion of Convertible Securities and Options outstanding on the Issue Date. (f) Subdivision or Combination of Common Stock. In case the Company shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section 5(d) by reason thereof. (g) Reorganization or Reclassification. If any capital reorganization or reclassification of the Capital Stock of the Company shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series C Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock theretofore receivable upon conversion. (h) Notice of Adjustment. Upon any adjustment of the Conversion Price then, and in each such case, the Company shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Series C Preferred Stock at the address of such holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which calculation is based. (i) Other Notices. In case at any time: (1) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock; (2) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; (3) there shall be any capital reorganization or reclassification of the Capital Stock of the Company, or a consolidation or merger of the Company with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets, or any other Change of Control; or (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in any one or more of said cases, the Company shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Series C Preferred Stock at the address of such holder as shown on the books of the Company, (a) at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be. (j) Status of Common Stock Issued Upon Conversion. The Company covenants that all shares of Common Stock which shall be issued upon conversion of the Series C Preferred Stock shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price. The Company will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. (k) No Reissuance of Series C Preferred Stock. Shares of Series C Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued. (l) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series C Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series C Preferred Stock which is being converted. (m) Closing of Books. The Company will at no time close its transfer books against the transfer of any Series C Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Preferred Stock in any manner which interferes with the timely conversion of such Series C Preferred Stock, except as may otherwise be required to comply with applicable securities laws. (n) Definition of Common Stock. As used in this Section 5, the term "Common Stock" shall mean the Company's authorized Common Stock, par value $.01 per share, as constituted on the date of filing of these terms of the Series C Preferred Stock, and shall also include any Capital Stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided, that the shares of Common Stock receivable upon conversion of shares of Series C Preferred Stock shall include only shares designated as Common Stock of the Company on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 5(g). (o) Automatic Conversion. At any time subsequent to the amendment of the Articles of Organization increasing the number of authorized shares of Common Stock to 50,000,000, each share of Series C Preferred Stock shall automatically convert to shares of Common Stock at the then applicable Conversion Price (prior to giving effect to any sale of shares pursuant to the public offering) upon the earlier of (i) the Company's consummation of a firm commitment public offering of shares of Common Stock underwritten by a mutually acceptable investment bank pursuant to an effective registration statement under the Securities Act in which the aggregate price paid for such shares by the public shall be at least $25,000,000 and which such offering implies a post-offering equity valuation of the Company of at least $100,000,000, and (ii) the date specified by written consent or agreement of the holder of 30% of the Series C Preferred Stock voting together as a single class. The holders of shares of Series C Preferred Stock so converted may deliver to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Company shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to Section 5(c). Until such time as a holder of shares of Series C Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof. (p) The Company will not, by amendment of its Articles of Organization or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the shares of Series C Preferred Stock against impairment. 6. Mandatory Redemption. On June 3, 2005 (the "Redemption Date"), the Company shall redeem any and all outstanding shares of Series C Preferred Stock, out of funds legally available therefor, at a redemption price per share equal to one hundred percent (100%) of the Original Issue Price for each share outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like), plus an amount in cash equal to all accrued but unpaid dividends thereon as of such date. 7. Procedure for Redemption. (a) Notice. In the event that the Company shall redeem shares of Series C Preferred Stock pursuant to Section 6 hereof, the Company shall mail notice of such redemption by first-class mail, postage prepaid, and mailed not less than thirty (30) days nor more than sixty (60) days prior to the Redemption Date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Company; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Company has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (i) the Redemption Date; (ii) the number of shares of Series C Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date. (b) Right of the Holders. Notice by the Company having been mailed as provided in Section 7(a) hereof, and provided, that on or before the Redemption Date funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Series C Preferred Stock so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of Series C Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series C Preferred Stock, and all rights of the holders thereof as stockholders of the Company (except the right to receive the applicable redemption price on the Redemption Date and any accrued and unpaid dividends from the Company to Redemption Date) shall cease, unless the Company defaults in the payment of the redemption price on the Redemption Date, in which case all rights of the holders of Series C Preferred Stock shall continue until the redemption price is paid and the holders shall have the rights of the terms of the Series C Preferred Stock set forth herein. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and a notice by the Company shall so state), such shares shall be redeemed by the Company at the applicable redemption price as aforesaid. 8. Reacquired Shares. Shares of Series C Preferred Stock that have been issued and reacquired in any manner, including shares reacquired by purchase or redemption, shall (upon compliance with any applicable provisions of the laws of The Commonwealth of Massachusetts) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and, subject to the approval of the holders of at least a majority of the then outstanding Shares of Series C Preferred Stock, may be redesignated and reissued as part of any series of Preferred Stock other than the Series C Preferred Stock. 9. Voting Rights and Observation Rights. (a) The holders of the Shares of Series C Preferred Stock shall be entitled to vote with the holders of Common Stock on all matters submitted to a vote of the holders of Common Stock, including the election of directors. Each holder of Shares of Series C Preferred Stock shall be entitled to such number of votes on any such matter as such holder would possess if such holder converted such Shares of Series C Preferred Stock to shares of Common Stock at the then-applicable Conversion Price. (b) The Company agrees that any holder of fifty-one percent (51%) or more of the shares of Series C Preferred Stock issued on the Issue Date and the permitted transferees of such purchaser (collectively, the "Primary Purchaser"), for so long as it holds any of the Series C Shares purchased by it on the Issue Date (including shares of Common Stock into which such Series C Shares have been converted), may, from time to time, appoint a representative to attend meetings of the Board of Directors of the Company as an observer (the "Observer"). The Observer shall not be entitled to vote, but shall be entitled to participate in any such meeting; provided, that the Observer shall not be entitled to participate in discussions or receive materials relating predominantly to the Observer or its Affiliates. Neither the holders of the Series C Preferred Stock nor the Observer shall have any duties, responsibilities or liability by virtue of attendance at such meetings or the failure to attend the same. (c) The Company shall send to the Observer the notice of the time and place of each meeting of the Board of Directors of the Company in the same manner and at the same time as it shall send such notice to its directors or committee members, as the case may be. The Company shall also provide to the Observer copies of all notices, reports, minutes and consents at the time and in the manner as they are provided to the Board of Directors or committee. 10. Special Consent Rights. At any time when twenty percent (20%) or more of the shares of Series C Preferred Stock issued on the Issue Date are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Company is required by law, by the terms of the Series C Preferred Stock set forth herein and in addition to any other vote required by law or by the terms of the Series C Preferred Stock set forth herein, without limitation of the other rights, restrictions and protections contained in the terms of the Series C Preferred Stock set forth herein or otherwise available to holders of shares of Series C Preferred Stock, the Company shall not take any of the following actions without the affirmative written consent of the holders of a majority of the then outstanding Series C Shares given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series: (a) alter, change or amend (by merger or otherwise) any of the rights, preferences or privileges of the Series C Preferred Stock; (b) amend, restate, alter, modify or repeal (by merger or otherwise) the Articles of Organization or Bylaws of the Company, including, without limitation, amending, restating, modifying or repealing (by merger or otherwise) (i) any certificate of vote of resolution of the Board, including this resolution of the Series C Preferred Stock, establishing a class or series of stock relating to any series of Preferred Stock or (ii) any of the rights, preferences and privileges of any other class of Capital Stock or the terms or provisions of any Option or Convertible Security; (c) (i) create, authorize or issue Senior Securities, Parity Securities, Supervoting Securities or shares of any such class or series (including, but not limited to, any authorized but unissued shares of Series C Preferred Stock); (ii) create, authorize or issue any securities (including Convertible Securities) convertible into, or exercisable, redeemable or exchangeable for, shares of Senior Securities, Parity Securities, or Supervoting Securities; (iii) increase or decrease the authorized number of shares of Series C Preferred Stock; or (iv) increase or decrease the authorized number of shares of any class or series of Senior Securities, Parity Securities, Supervoting Securities or shares of any such class or series; (d) create, authorize or issue any Junior Securities or any securities (including Convertible Securities) convertible into, or exercisable, redeemable or exchangeable for, Junior Securities, in each case either (i) at a price below the Original Issue Price of the Series C Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) or (ii) at a price which implies a value per share of Common Stock below the Conversion Price of the Series C Preferred Stock in effect immediately prior to the time of such creation, authorization or issuance; (e) (i) initiate or suffer to exist any Liquidation Event with respect to the Company, (ii) merge or consolidate with any other Person such that the holders of shares of the Company's Capital Stock immediately prior to such transaction become the beneficial owners, in the aggregate, of less than fifty percent (50%) of the voting securities of the surviving Person immediately after the transaction (determined on a fully-diluted basis assuming the conversion of all Convertible Securities of such Person) or (iii) otherwise discontinue or dispose of more than 10% of the assets of its business; (f) initiate or suffer to exist any recapitalization of the Company, or reclassify any authorized Capital Stock of the Company into any other class or series of Capital Stock of the Company; (g) declare or pay any dividend or make any distribution (including, without limitation, by way of redemption, purchase or other acquisition) with respect to shares of Capital Stock of the Company or any securities convertible into or exercisable, redeemable or exchangeable for any share of Capital Stock of the Company (including, without limitation, any such Convertible Security) directly or indirectly, whether in cash, obligations or shares of the Company; except for the declaration of a dividend for the sole purpose of effectuating a stock split with respect to the Company's Common Stock; (h) redeem any shares of the Company's Capital Stock; (i) acquire, in one or a series of transactions, any equity ownership interest, by way of merger or otherwise, in any Person, or any asset or assets of any Person, where the aggregate consideration payable in connection with such acquisition (including, without limitation, cash consideration, the fair market value of any securities and the net present value of any deferred consideration) is at least $2,000,000; (j) make any material change in the nature of its business as conducted on the Issue Date; (k) sell, transfer, convey, lease or dispose of, outside the ordinary course of business, any material assets or properties of the Company, whether now or hereafter acquired, in any transaction or transactions that call for payments in excess of $500,000; (l) establish or purchase any Subsidiary or invest in any Affiliate, other than a Subsidiary that is (i) wholly-owned by the Company on the Issue Date or (ii) wholly-owned by another Subsidiary that is wholly-owned by the Company on the Issue Date; (m) enter into any agreements, transactions or leases not in the ordinary course of the Company's business as conducted on the Issue Date, that call for payments in excess of $500,000; (n) grant or suffer to exist any material lien, other than liens which arise in the ordinary course of the Company's business as conducted on the Issue Date; (o) (i) incur any Indebtedness in excess of $500,000, except Indebtedness of up to $17,000,000 pursuant to the Existing Financing, or (ii) enter into, amend, extend or restate any loan agreement, guaranty, capital lease or other borrowing arrangement with respect to Indebtedness in excess of $500,000; or (p) become a party to leases (whether capital leases or operating leases) during any fiscal year with respect to which the present value of all payments due during the term of such leases in the aggregate (determined using a discount rate of ten percent (10%)) exceed $500,000. 11. Right to Amend. Subject to the provisions of the Massachusetts Business Corporation Law the terms of the Series C Preferred Stock set forth herein may be amended, altered or repealed only with the prior written consent of the holders of at least two-thirds of the then outstanding shares of Series C Preferred Stock; provided, that no such modification or amendment may, without the consent of each holder of the then outstanding shares of Series C Preferred Stock (a) change the Redemption Date of the Series C Preferred Stock, (b) reduce the Original Issue Price or Liquidation Preference of, or dividends on, the Series C Preferred Stock or (c) reduce the percentage of outstanding shares of Series C Preferred Stock necessary to modify or amend the terms of the terms of the Series C Preferred Stock set forth herein or to grant waivers therefor. 12. Definitions. For the purposes of this resolution, the following terms shall have the meanings indicated (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires: "Affiliate" shall mean, with respect to a specified Person, (a) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (b) any other Person that owns, directly or indirectly, five percent (5%) or more of such specified person's Capital Stock, (c) any employee or director of such specified Person, (d) any member of the family of any Person specified in clauses (a), (b), and (c), or (e) any corporation, limited liability company, partnership, trust or other entity in which any Person set forth in clauses (a), (b), (c) or (d) above, or member of the family of any such Person, is a director, officer, trustee, partner or holder of more than five percent (5%) of the outstanding Capital Stock thereof. For the purposes of this definition, "control," when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. "Articles of Organization" means the Articles of Organization of the Company, as amended. "Beneficial Owner" shall have the meaning ascribed to such term or the term "beneficial ownership" in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day. "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person. "Change of Control" shall be deemed to have occurred upon (a) the consummation of a tender for or purchase of more than fifty percent (50%) of the Company's Common Stock by a third party, excluding the initial public offering by the Company of any class of its Common Stock, (b) a merger, consolidation or sale of all or substantially all of the assets of the Company such that the stockholders of the Company immediately prior to the consummation of such transaction possess less than fifty percent (50%) of the voting securities of the surviving entity immediately after the transaction (determined on a fully-diluted basis assuming the conversion of all Convertible Securities of such Person) or (c) the sale or transfer by either John F. Rooney or Michael K. Bayley of more than twenty percent (20%) of his respective shares of Capital Stock of the Company, in any of cases (a), (b) or (c) in a single transaction or series of transactions. "Common Stock" shall have the meaning set forth in Section 2 hereof, or, with respect to Section 5 hereof, the meaning set forth in Section 5(n) hereof. "Company" means Luxtec Corporation, a Massachusetts corporation. "Conversion Price" shall have the meaning set forth in Section 5(a) hereof. "Convertible Security" shall have the meaning set forth in Section 5(d)(1) hereof. "Existing Financing" shall mean the Credit Agreement dated as of June 4, 1999 between the Company, State Street Bank and Trust Company and all related security agreements, guaranties and other loan documents, as amended and as in effect on the Issue Date. "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are in effect as of the Issue Date. "Indebtedness" shall mean, as to any Person without duplication, (a) all items which, in accordance with GAAP, would be included as a liability on the balance sheet of such Person and its Subsidiaries (including any obligation of such Person to the issuer of any letter of credit for reimbursement in respect of any drafts drawn under such letter of credit), (b) capital lease obligations of such Person and (c) all obligations of other Persons that such Person has guaranteed, including, without limitation, all obligations of such Person consisting of recourse liabilities with respect to accounts receivable sold or otherwise disposed of by such Person. "Issue Date" shall mean . "Junior Securities" shall have the meaning set forth in Section 2 hereof. "Liquidation Preference" shall have the meaning set forth in Section 4(a) hereof. "Liquidation Event" shall have the meaning set forth in Section 4(b) hereof. "Options" shall have the meaning set forth in Section 5(d)(1) hereof. "Original Issue Price" shall have the meaning set forth in Section 1 hereof. "Parity Securities" shall have the meaning set forth in Section 2 hereof. "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity. "Primary Purchaser" shall have the meaning set forth in Section 9(b) hereof. "Record Date" shall have the meaning set forth in Section 3(a) hereof. "Redemption Date" shall have the meaning set forth in Section 6 hereof. "Securities Act" shall mean the Securities Act of 1933, as amended. "Senior Securities" shall have the meaning set forth in Section 2 hereof. "Series A Preferred Stock" shall have the meaning set forth in Section 2 hereof. "Series B Preferred Stock" shall have the meaning set forth in Section 2 hereof. "Series C Preferred Stock" shall have the meaning set forth in Section 1 hereof. "Series C Shares" means shares of Series C Convertible Preferred Stock, $1.00 par value, of the Company. "Subsidiary" shall mean, as to the Company, any corporation, limited liability company or partnership of which more than fifty percent (50%) of the outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors or other such governing body of such corporation (irrespective of whether or not at the time equity of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company, or by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries. "Supervoting Securities" shall mean any class or series of the Company's Capital Stock the holders of which have the right to cast more than one vote per share and/or have the right to elect one or more members of the Board of Directors, voting as a class or series.
EXHIBIT 99.1

Contacts:
         Mich Bayley                                 Sam Stein                  Rob Strayton
         PrimeSourceSurgical, Inc.                   Luxtec Corporation         The Strayton Group, Inc.
         520-512-1100                                508-856-9454               508-655-6965
         ir@primesourcesurgical.com                  sstein@luxtec.com          rob@strayton.com

For Immediate Release
November 28, 2000

                                              Luxtec Will Merge With
                                            PrimeSource Surgical, Inc.

WORCESTER, MA, Nov. 28 -- Luxtec Corporation announced today that it has entered into a definitive agreement pursuant to which PrimeSource Surgical, Inc. would merge with a wholly-owned subsidiary of Luxtec. The merger agreement provides that each share of PrimeSource common stock will be converted into the right to receive .744183 shares of Luxtec common stock, and each share of PrimeSource preferred stock will be converted into the right to receive Luxtec preferred stock convertible into .744183 shares of Luxtec common stock. Upon consummation of the merger, on a fully diluted basis, current PrimeSource equity holders will hold sufficient shares of Luxtec capital stock to exercise control over Luxtec.

The Luxtec stock to be issued pursuant to the merger will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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